                                                                EXHIBIT   10.12
        Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission.
                   These portions are designated "[ * * * ]."

         THIS AGREEMENT IS DELIVERED WITH THE EXPRESS UNDERSTANDING THAT
  CSX TRANSPORTATION, INC.'S LEGAL COUNSEL WILL HAVE THE RIGHT OF FINAL REVIEW
                        AND APPROVAL PRIOR TO EXECUTION.




                        RIGHT OF WAY OPERATING AGREEMENT


                               dated as of   , 1999
                                          ---


                                     between


                            CSX TRANSPORTATION, INC.
                     A VIRGINIA CORPORATION, FOR ITSELF AND
                   AS OPERATOR FOR NEW YORK CENTRAL LINES LLC,
                      A DELAWARE LIMITED LIABILITY COMPANY
         AND A WHOLLY-OWNED SUBSIDIARY OF CONSOLIDATED RAIL CORPORATION,
                           A PENNSYLVANIA CORPORATION


                                       and


                        PATHNET TELECOMMUNICATIONS, INC.,
                             A Delaware corporation


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                        RIGHT OF WAY OPERATING AGREEMENT


            THIS RIGHT OF WAY OPERATING AGREEMENT (this "Operating Agreement"), is made as of ____________, 1999 (the "Effective Date"), by and between CSX TRANSPORTATION, INC., a Virginia corporation ("CSXT"), for itself and as Operator for New York Central Lines LLC, a Delaware limited liability company ("NYC Lines") and a wholly-owned subsidiary of Consolidated Rail Corporation, a Pennsylvania corporation (CSXT and NYC Lines, collectively, "Railroad"), whose mailing address is 500 Water Street, Jacksonville, Florida 32202, and PATHNET TELECOMMUNICATIONS, INC., a Delaware corporation ("Pathnet"), whose mailing address is 1015 31st Street, N.W., Washington, D.C. 20007.


                                 R E C I T A L S

            A. Railroad is the owner or operator of a continuous right-of way (by fee, easement, license, operating agreement, joint use agreement or other interest) within certain real property upon which it operates an interstate rail transportation system, as shown on Railroad's current System Map (hereinafter referred to as the "Rail Corridor").

            B. Pursuant to the Contribution Agreement and Stockholder Agreement being executed in connection herewith, Pathnet desires to enter into an agreement with Railroad to permit Pathnet to install, market, sell and/or maintain a Fiber Optic Communication System, including Conduit (Innerduct), Cable, Optical Fibers and related equipment and structures, along, in and on up to [ * * * ] miles of Rail Corridor, along Segments of the Rail Corridor to be selected in accordance herewith.

            C. Pursuant to the Contribution Agreement and Stockholder Agreement being executed in connection herewith, Railroad is willing to transfer certain property interests to Pathnet in exchange for stock in Pathnet, provided that Pathnet accepts a license to use the selected Segments of the Rail Corridor subject to all of the terms and conditions of this Operating Agreement and the Fiber Optic Access and License Agreement being entered into by and between Railroad and Pathnet concurrently herewith (hereinafter, the "License Agreement" and, together with this Operating Agreement, the "Agreements"), which Agreements provide, among other things, that (i) the license granted thereby shall be subject to the existing rights and interests of other parties, including, without limitation, [ * * * ] and [ * * * ], and (ii) Railroad makes no representation or warranty with respect to its right, title or interest, if any, in and to any portion of the Rail Corridor or its right to grant any type of license or other right for any party, including Pathnet, to use or occupy the same.

            NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Railroad and Pathnet hereby agree as follows:



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1.    CERTAIN DEFINITIONS.

      1.1 General Interpretive Principles. For purposes of this Operating Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Section have the meanings assigned to them in this Section and include the plural as well as the singular, and the use of any gender in this Operating Agreement shall be deemed to include the other gender; (ii) the word "including" means "including, but not limited to," and (iii) the article, section and paragraph headings in this Operating Agreement are for convenience only and are not intended to describe, interpret, define or limit the scope, extent, or intent of any of the provisions of this Operating Agreement.

      1.2 Incorporation of Recitals. The Recitals set forth above are incorporated herein by this reference

      1.3 Definitions. As used in this Operating Agreement, the following terms shall have the following respective meanings (unless otherwise expressly provided):

      "Abandonment", when applied to a Rail Corridor, shall mean the application to (and approval of) the necessary and applicable governmental body for permission to cease all public rail transportation over any Segment of Rail Corridor and the removal of all Railroad property, tracks and ties, excluding permitted or required rail banking conveyances.

      "Affiliate" shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term "control," for this purpose, shall mean the ability, whether by the ownership of shares or other equity interest, by contract or otherwise, to elect a majority of the directors of a corporation, independently to select the managing partner of a partnership or the managing member of a limited liability company, or otherwise to have the power independently to remove and then select a majority of those Persons exercising governing authority over an entity. Control shall be conclusively presumed in the case of the direct or indirect ownership of fifty percent (50%) or more of the equity interests in an entity.

      "Agreements" shall be as defined in Recital C.

      "As-Built Drawing" shall comprise Pathnet's Construction Plans, revised to reflect all changes made during actual construction, and shall show, without limitation, the exact location of Pathnet's System and Facilities in relation to the nearest track, and shall, upon submission to and approval by Railroad, be attached hereto as Exhibit A-2.

      "Broadform Telecommunications Rights" shall mean, exclusive of the Limited Telecommunications Rights granted hereunder, the right of owners of and other parties with interests in the land underlying the Rail Corridor to license generally, for telecommunications purposes, any and all portions of Rail Corridor.

      "Cable" shall mean a single cable containing Optical Fiber, and any support material and protective casing, capable of transmitting data or voice communications in a Fiber Optic Communication System.

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      "Conduit (Innerduct)" shall mean a single duct or pipe, not exceeding two inches (2") inside diameter, except where specifically required or approved by Railroad, suitable for housing a Fiber Optic Cable.

      "Conduit Right-of-Way" shall mean that portion of the Designated Rail Corridor on which Pathnet's Fiber Optic Communication System and Facilities (other than microwave and transmission towers) are located.

      "Construction Plans" shall mean the drawings, plans and specifications for the construction and installation of Pathnet's System and Facilities, showing the proposed location of all Pathnet's System and Facilities, in sufficient detail, with distance shown from nearest track, with separate detailed drawings of all junction, Repeater (Regen) Sites, bridge and tunnel occupancies, showing depth of installation, details and methods of the proposed construction, with numbers and size of Conduit(s) (Innerduct(s)) or bare Cable(s) to be placed, including Optical Fiber count and total mileage for each Segment. Construction Plans shall clearly note Railroad Valuation Map references, Railroad Survey Station and Milepost references for all beginning and ending points and all alignment transition points. Each set of Construction Plans for each Segment shall have an overview map showing all of the required information.

      "Contracted Railroad Personnel" shall mean, for purposes of the establishment of liability between and among the contracting parties of this Operating Agreement only, those employees of Railroad utilized in performing or directly involved in the route designation, inspection, survey, design, plan, installation, construction, maintenance or operation of Pathnet's Facilities or System, upon request of Pathnet or as otherwise required or permitted by this Operating Agreement; and the same shall be considered as sole agents or servants of Pathnet when performing such activity.

      "Contribution Agreement" shall mean that certain Contribution Agreement dated as of ____________, 1999 by and between, among others, Railroad and Pathnet.

      "CSXT Corridor" shall mean, subject to Section 2.1 of the License Agreement, all of the Rail Corridor exclusive of the NYC Corridor, as described in Exhibit 2 attached to the License Agreement.

      "CSXT" shall mean CSX Transportation, Inc., any of its predecessor railroads, and any successor by merger, consolidation or reorganization.

      "Default Rate" shall mean a rate of interest equal to the lesser of (a) the Prime Rate plus five percent (5%) per annum, or (b) the highest non-usurious rate permitted under applicable law.

      "Designated Rail Corridor" shall mean a Segment of the Rail Corridor selected by Pathnet and approved by Railroad in accordance with the terms of the Agreements.

      "Discontinuance," when related to bare Conduit (Innerduct) or dark Optical Fiber within Pathnet's Fiber Optic Communication System or Segment thereof, shall mean that Pathnet has ceased dedicating commercially reasonable efforts to the sale and marketing of telecommunications products and services on the applicable Segment for a period of six consecutive (6) months and when related to lit Optical Fiber within Pathnet's Fiber Optic Communication System or Segment thereof, shall mean, for a period of six (6) consecutive




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months, complete (a) disconnection from power source; (b) disconnection from terminal; or (c) cessation of transmission of signal through such Segment or System. Such term shall not include a temporary disconnection or cessation of transmission during periods of maintenance or repair of the Fiber Optic Communication System.

      "Engineer" shall mean the Chief Engineer of CSXT, or the authorized representative(s) thereof.

      "Facilities", when applied to property of or installed by Pathnet, shall mean Conduit (Innerduct), Cable, carrier pipes, Pathnet wires and poles, Optical Fibers, junctions, Repeaters (Regens), Handholds, terminals, power sources, fault alarm system(s), emergency equipment storage shelters, attachments, and all other structures and articles of personal property connected with, necessary for, appurtenant to, or useful to the installation, operation, maintenance, repair, re-installation, replacement, relocation or removal of Pathnet's Fiber Optic Communication System.

      "Fiber Optic" or "Optical Fiber" shall mean a strand of optical waveguide permitting the transmission of communications signals.

      "Fiber Optic Communication System" or "System" shall mean the system utilizing Optical Fiber as the medium for communications and transmission to be installed by Pathnet in the Designated Rail Corridor, which may contain Conduit(s) (Innerduct(s)), Cable(s) and Optical Fiber(s). Such terms shall include all Conduit (Innerduct), Cable, Optical Fiber, Handholds, manholes, marker tape, signs, couplers, structure attachment, pull rope, other necessary ancillary hardware, and bridge, tunnel and trestle attachments, and shall also include such communications technologies as may hereafter evolve from or relating to Optical Fiber but which utilize Pathnet's Facilities and/or System as initially installed or as thereafter modified pursuant to the Agreements.

      "Fouling of Tracks" or "Fouled" shall mean the existence, movement or placement of equipment and/or personnel on a railroad track or within twelve feet (12') of the centerline of any track within the Rail Corridor.

      "Handholds" shall include Cable loops, or boxes or vaults placed in or above ground at junctions, Repeaters (Regens) or at areas of Cable splicing and connection, for storage of slack Cable.

      "License Agreement" shall have the meaning set forth in Recital C.

      "Limited Telecommunications Rights" shall mean Pathnet's right to construct, install, operate, repair and maintain Pathnet's Facilities and System as more particularly described in, and subject to the terms and conditions of, the Agreements, including, without limitation, those contained in Article 6 of the License Agreement.

      "NYC Corridor" shall mean that certain portion of the Rail Corridor operated by CSXT pursuant to that certain Operating Agreement dated as of June 1, 1999 by and between New York Central Lines LLC, as owner, and CSXT, as operator, as described in Exhibit 2 to the License Agreement.

      "Optical Fiber" shall mean Fiber Optic.

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      "Pathnet" shall mean Pathnet as defined in the introductory paragraph of this Agreement, any successor by merger, consolidation or reorganization, and its permitted assignees. For purposes of Pathnet's construction, maintenance, repair, replacement or removal of Pathnet's System and/or Facilities, "Pathnet" shall also mean Pathnet's employees, agents, servants, contractors and subcontractors.

      "Person" shall mean any individual, association, partnership, limited liability company, corporation, joint stock company, trust, joint venture, unincorporated organization or governmental entity or any department, agency or political subdivision thereof.

      "Prime Rate" shall mean the prime rate of U.S. money center commercial banks as published in The Wall Street Journal from time to time.

      "[ * * * ] Obligations" shall be as defined in the License Agreement.

      "Railroad" shall mean Railroad as defined in the introductory paragraph of this Agreement, any of its predecessor railroads (including Consolidated Rail Corporation), any successor by merger, consolidation or reorganization, and its permitted assignees. For the purposes of Article 17 (excluding the indemnification obligation in Section 17.2 which shall be limited to Railroad as defined in the introductory paragraph of this Agreement) and Article 18 only, the term "Railroad" shall also include all Affiliates of CSXT, Affiliates of NYC Lines and their respective officers, directors, employees and agents.

      "Rail Corridor" shall have the meaning set forth in Recital A.

      "Relocation", when related to alteration or removal of Railroad's track from Rail Corridor, shall mean: (a) change in track grade or location in order to avoid or eliminate curvature problems; (b) creation or deletion of double or multiple tracks; or (c) installation of additional passing tracks, storage sidings, spur or industrial lead tracks, and other track movement for operating or shipping needs or plans of Railroad. The term, however, shall not include Abandonment or complete removal of any particular tracks in conjunction with termination or Abandonment of a service route, branch or main line.

      "Repeater (Regen)" shall mean a device which regenerates, amplifies or extends optical signals, used to send the light impulse through Optical Fiber, and includes attendant equipment, facilities, power source, and technological changes.

      "Repeater (Regen) Sites" shall mean those permitted portions of the Rail Corridor on which Repeaters (Regens) are located; and shall be limited to an area of five hundred (500) square feet or less, and located beyond the Restricted Working Area, unless otherwise specifically permitted in writing by Railroad

      "Restricted Working Area" shall mean the area parallel to and located thirty feet (30') (or the top of any ditch slope if that distance is greater than thirty feet (30')) from the centerline of the outermost track (on each side) in the Rail Corridor.



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

      "Route Plan" shall mean the plan showing the route of placement of Pathnet's Facilities and System in, on or over Segments of Railroad's Rail Corridor, as prepared by Pathnet and approved in writing by Railroad, as shown on Exhibit A-1 attached hereto.

      "Segment" shall mean either a longitudinal section of Rail Corridor or a longitudinal section of Conduit (Innerduct) or Cable installed by Pathnet, as applicable.

      "Stockholder Agreement" shall mean that certain Stockholder Agreement dated as of ____________, 1999 by and between, among others, Railroad and Pathnet.

      "System" shall mean Fiber Optic Communication System.

      "Title Deficient Areas" shall mean those portions of the Rail Corridor, if any, for which Railroad holds title in less than fee simple absolute and for which Railroad may not otherwise have the right to grant to Pathnet the license for use and occupancy as contemplated by the License Agreement.

      "Trackage Rights" shall mean the rights arising by agreement of one railroad to use the tracks or right-of-way of another railroad for the carriage of rail traffic; said agreement ordinarily imparting no ownership interest in the burdening carrier relating to the tracks or rights-of-way of the burdened carrier.

      "Valuation Maps" shall mean Railroad's Rail Corridor maps, prepared by Railroad originally in 1913-1919 under 49 U.S. Code Sections 19 and 19a (now Sections 10781-10783) for the U.S. Surface Transportation Board, successor to the Interstate Commerce Commission ("S.T.B"), and the S.T.B. regulations, as updated from time to time.

      "[ * * * ] Obligations" shall be as defined in the License Agreement.

2.    GRANT OF LICENSE

      2.1 Exercise of Rights Under License Agreement. Pursuant to the terms of the License Agreement, Pathnet has been granted a license to select and utilize up to [ * * * ] miles of Rail Corridor (including up to [ * * * ] miles of NYC Corridor) for the installation and operation of its System and Facilities. The rights and interests granted under the License Agreement shall be implemented in accordance with the terms and provisions of this Operating Agreement. The term of this Operating Agreement shall be concurrent with the term of the License Agreement.

      2.2 Construction of the Facilities. Construction of the System and Facilities by Pathnet shall occur in accordance with the following:

          (a) Access and Construction. All access and construction activities on the property by Pathnet shall be conducted in strict accordance with the requirements of this Operating Agreement and the Exhibits hereto. In the event of any conflict between the terms of the Exhibits and the body of this Operating Agreement, the provisions of the body of this Operating Agreement shall control.

          (b) Right to Audit. Railroad shall have the right, during regular business hours, upon reasonable notice to Pathnet, and at mutually agreeable times, to conduct field examinations



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of Pathnet's Facilities and System in the presence of an authorized representative of Pathnet and to examine and audit such books and records of Pathnet as are appropriate and necessary, in Railroad's sole discretion, to determine and verify (i) the number and size of Conduits (Innerducts) installed by Pathnet in the Designated Rail Corridor pursuant to the Agreements, and (ii) such other items related to Pathnet's compliance with the terms of the Agreements, as reasonably determined by Railroad. This audit right shall survive the expiration or other termination of the Agreements for a period of three (3) years.

3.    LIMITATION OF RIGHTS; RAILROAD'S USE RIGHTS.

      3.1 Limitation of Rights. Pathnet, at Pathnet's sole risk, cost and expense, shall furnish all materials, construct, maintain, use, change or remove Pathnet's Facilities and System or any part thereof, in accordance with the design, specifications and plans approved as provided in this Operating Agreement, in a manner reasonably satisfactory to Railroad, all in a prudent and workmanlike manner, in conformity with any applicable statutes, orders, rules, regulations and specifications of any public body having jurisdiction thereof, and so as not to interfere with or endanger, in the sole judgment of Railroad, any property, traffic (freight or passenger), operations (direct or via Trackage Rights), maintenance, employees or patrons of Railroad, or of others occupying or using the property of Railroad for railroad operational purposes at each location, including other lessees or licensees of Railroad. Railroad may prohibit development on any Rail Corridor where development would unreasonably interfere with Railroad's current or reasonably foreseeable future development for railroad purposes. Pathnet shall be limited to a single build (one-time placement) in a single trench on each Segment of the Designated Rail Corridor unless Railroad approves an additional trench, which approval may be withheld in its sole discretion.

      3.2 Railroad's Use Rights. Subject to the terms and provisions of the Agreements, the rights of Pathnet hereunder shall not limit nor preclude Railroad's use of its Rail Corridor for other uses and purposes, including placement and operation of Railroad's own tracks(s), signal and communication systems (of whatever nature); nor shall this Agreement bar or limit placement and operation of any other pipe, conduit, cable, optical fiber or wire line by Railroad or its licensee(s), which does not unreasonably interfere with Pathnet's Facilities or Fiber Optic Communication System.

4.    PLANNING, INSTALLATION AND IMPLEMENTATION.

      The procedures and conditions for planning, installation and implementation of Pathnet's System and Facilities are defined in Exhibit B, attached hereto.

5.    PERMITS.

      5.1 Permit Requirements. Pathnet, at its sole cost and expense, shall secure and maintain in effect all federal, state and local approvals, authorizations, permits and licenses required for the construction, installation, operation, maintenance, repair, replacement and/or removal of Pathnet's Facilities and System, including zoning, building, health, environmental and communication service permits and licenses, and shall indemnify Railroad against claims for payment therefor and against any claims for fines or penalties that may be levied for failure to procure, or to comply with, such approvals, authorizations, permits or licenses, and any remedial costs to cure any violations thereof. Without limiting the foregoing, any development or



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environmental impact statements required for the Facilities or System shall be prepared by Pathnet, at Pathnet's sole risk, cost and expense, and all costs for local zoning, construction and subdivision compliance, approval and permits, shall be borne solely by Pathnet.

      5.2 Railroad Cooperation. Railroad shall not hinder Pathnet's attempts to secure, and shall cooperate with and assist Pathnet, at Pathnet's cost and expense, in obtaining, any permits, licenses or approvals of governmental agencies or authorities, or of any necessary third parties, for use of any structures or facilities (including streets, roads or utility poles) along the Designated Rail Corridor not solely owned by Railroad.

6.    FOULING TRACK; SAFETY RULES.

      6.1 Railroad Safety and Operating Rules. Pathnet employees, agents, contractors and/or subcontractors seeking to enter or engage in Fouling of Tracks or any portion of the Rail Corridor (including tunnels and bridges) shall be trained in the safety and operating rules established by Railroad from time to time (the "Railroad Safety and Operating Rules"), and shall at all times wear required identification badges and safety equipment (shoes, hardhat, goggles, etc.). Pathnet shall bear all travel, lodging, course materials and other similar costs of its attendees at any program given or administered by Railroad to train such persons, and Railroad shall bear the costs associated with any instructors.

      6.2 Contracted Railroad Personnel. Railroad shall provide Contracted Railroad Personnel, as necessary, at Pathnet's sole risk, cost and expense as provided herein, to accompany Pathnet's employees, agents, contractors or subcontractors during their presence on the tracks and the Rail Corridor.

      6.3 Restriction Right. Notwithstanding any contrary provision contained herein, Railroad reserves the right, in its sole discretion, to exclude or bar specifically-named individuals from entrance upon Railroad's tracks and/or Rail Corridor for demonstrating actions dangerous to themselves or others, or for refusing to comply with Railroad's safety and operating rules, regulations or directions, or for any other specific cause deemed sufficient in Railroad's sole discretion.

7.    TRACK USE; CLEARANCES; CROSSINGS.

      7.1 Restricted Working Area. No goods, materials, equipment or fuel shall be placed or stored within the Restricted Working Area.

      7.2 No Vehicles. Pathnet shall not use Railroad's tracks for maintenance or the placement of its vehicles without the prior written approval of such use by Railroad's Engineer, which approval may be withheld in his or her sole discretion.

      7.3 Pathnet Track Support. During any work of any character at any location on its System, Pathnet, at its sole risk, cost and expense, shall support the tracks and roadbed of Railroad to prevent any interference or danger as necessary in the sole judgment of Railroad's Engineer. Upon the completion of all work, Pathnet shall restore such tracks, roadbed and other property of Railroad to the same functional and operational condition as approved by Railroad's Engineer, which approval may be withheld in his or her sole discretion.



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      7.4 Railroad Track Support. Railroad may perform or contract to have performed any or all the work of supporting tracks and roadbed and of restoring the same, at the sole risk, cost and expense of Pathnet, if (a) Pathnet fails to perform such work timely or satisfactorily, (b) such work is required by Railroad's labor agreements in existence at the time, or (c) requested by Pathnet (subject to availability of Railroad's personnel and equipment and satisfactory security for payment of costs by Pathnet).

      7.5 Crossing Specifications. Crossings of Railroad's track and Rail Corridor necessitated by difficulties in Conduit (Innerduct) or Cable construction (i.e., locations of manmade or natural structures, waterways, streets, etc.) shall be coordinated with and approved in writing by Railroad's Engineer, which approval may be withheld in his or her sole discretion, and installation of such crossings shall be in accordance with the requirements set forth in Exhibit I, all at Pathnet's sole risk, cost and expense.

8.    FLAGGING; WATCHMEN.

      8.1 General. Railroad shall have the right, in its sole discretion and at any time during any period of construction, maintenance, repair, renewal, alteration or removal of Pathnet's System or Facilities, to place watchers, flaggers, inspectors or supervisors, for the protection of the operations of Railroad (including freight and passenger service) or the property of Railroad (including Amtrak) or others (including Pathnet) on the Rail Corridor or other Railroad property, at the sole risk, cost and expense of Pathnet. Notwithstanding any contrary provision contained herein, watchmen, flagmen, inspectors or supervisors placed upon the Rail Corridor or other Railroad property while working on Pathnet's System or Facilities under this Article 8 shall be deemed to be Contracted Railroad Personnel of Pathnet.

      8.2 Scheduling. Pathnet recognizes that because of Railroad's labor and employment agreements: (a) the furnishing of any watchers or flaggers needs to be requested at least thirty (30) days prior to actual work date for short term flagmen or forty-five (45) days prior to actual work date for long term flagmen, or such watchers/flaggers may not be available; (b) once a watcher/flagger is designated, he/she cannot be pulled from the job less than seven (7) days prior to work date, or cost thereof may be incurred by Pathnet; (c) once assigned, for any period of time, such watcher/flagger must be paid for at least an eight (8) hour shift, regardless of lesser hours worked; and (d) if Pathnet's needs overlap ordinary shift turns (or tricks), Pathnet may incur flagging costs for both shifts/tricks.

9.    FACILITY LOCATION SIGNS.

      9.1 Pathnet, at its sole cost and expense, shall furnish, erect and thereafter maintain, signs showing the location of all underground Facilities and Pathnet's contact telephone number. Such signs shall be painted and placed in conformity with the provisions of Exhibit D attached hereto, or as otherwise mutually agreed upon in writing by Railroad and Pathnet.

10.   MAINTENANCE OF RAIL CORRIDOR, FACILITIES.

      10.1 Maintenance of Conduit Right-of-Way. Unless Railroad and Pathnet otherwise agree in writing, Railroad shall not be responsible for maintenance of Pathnet's Conduit Right-of-Way, or for clearing or removing of trees, shrubs, plants, ice, snow or debris therefrom. If



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Railroad agrees, at Pathnet's request, to extend maintenance to cover Pathnet's
Conduit Right-of-Way, Railroad shall cut, mow and/or treat such Conduit Right-of-Way maintenance only at the same time as Railroad performs its own track or Rail Corridor maintenance. Railroad shall perform such extended maintenance at Pathnet's sole risk, cost and expense and Railroad's employees performing such maintenance shall be deemed to be Contracted Railroad Personnel of Pathnet. Railroad shall be reimbursed for all costs incurred, including, without limitation, any and all billable expenses, labor costs (Railroad or contract), supplies, parts, materials, etc., directly associated with such extended maintenance program.

      10.2 Maintenance of Facilities. Pathnet shall maintain its Facilities, and all ancillary structures within Conduit Rights-of-Way, at Pathnet's sole risk, cost and expense.

11.   RAILROAD APPROVALS; ADMISSIONS.

      11.1 Any approval given or supervision exercised by Railroad hereunder, or failure of Railroad to object to any work done, material used or method of construction or maintenance of Pathnet's System or Facilities, shall not be construed as an admission of responsibility by Railroad or as a waiver of any of the obligations of Pathnet under this Operating Agreement.

12.   RAILROAD EXPENSES; EMPLOYEE COSTS.

      12.1 General. Railroad's costs and expenses for work performed for or at the expense of Pathnet pursuant to this Agreement (including review and approval of Pathnet plans and designs) shall be paid by Pathnet within thirty (30) days of Pathnet's receipt of itemized bills therefor irrespective of any billing disputes. Interest on unpaid billed amounts shall accrue monthly after the first thirty (30) days at an annual rate equal to the Default Rate. Pathnet shall have ninety (90) days from payment to notify Railroad, in writing, of any billing disputes. Billing disputes that are not resolved within sixty (60) days of such notice shall be resolved in accordance with the provisions of Article 25.

      12.2 Invoice Format. Railroad bills for labor or supervision shall include: Railroad's Project I.D. Number, Pathnet's Project I.D. Number, Pathnet's Authorization for Fiber Optic Cable Work (substantially in the form of Exhibit L attached hereto), and the dates, locations, party names, hourly or salaried billing rates, number of hours, outside expenses and total charge.

      12.3 Permitted Costs and Expenses. Documented costs and expenses directly attributable to work performed for Pathnet shall include only: (a) labor costs, plus payroll overhead and additives applicable to each Railroad employee's salary or hourly rate as set forth in Exhibit J and as may be modified or updated from time to time by Railroad; (b) for contracted labor or consultants, reasonable market-based amounts as billed to and paid by Railroad; (c) necessary and reasonable travel and transportation expenses; (d) the reasonable, market-based total cost of materials used and equipment rentals, plus actual cost of freight charges and handling; and (e) reasonable rental cost for any Railroad equipment used by Railroad or Pathnet or their respective employees or contractors. Costs and expenses for Railroad's own labor and personnel, and non-contract administrative overhead, shall be limited to the sum of (i) then current hourly rate plus, (ii) applicable overhead and additives (which shall include, but not be limited to, vacation, holiday, health and welfare, insurance and supervision) in accordance with the applicable rates set forth in the then current EB-2 Schedule in effect at the time the expense is



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

incurred, published by Railroad and amended from time to time. The current EB-2 Schedule applicable as of the Effective Date is attached hereto as Exhibit J. Updated EB-2 Schedules will be available upon Pathnet's written request.

      12.4 Consultant. Railroad shall have the right, in its sole discretion, to place a consultant on any installation site in lieu of Railroad's own supervisory personnel, at Pathnet's sole cost and expense (provided such expenses are reasonable, market-based and consistent with the provisions of
Section 12.3 above), to monitor installation and compliance with approved Construction Plans, to log progress, and to log the time spent by Railroad employees (including Contracted Railroad Personnel) in accordance with the Agreements (by name, date and purpose). Such consultant shall advise Railroad and Pathnet of any deviation from approved Construction Plans requested by Pathnet or any of Pathnet's contractors.

      12.5 Records. Railroad shall keep accurate records of all costs and expenses attributable to Pathnet pursuant to the Agreements, and Pathnet shall have the right, at Pathnet's sole cost and expense, to examine and copy the applicable records of Railroad to verify that such charges accurately reflect the costs and expenses thereof.

13.   LIENS AND ENCUMBRANCES.

      13.1 Pathnet shall not permit any mortgage, pledge, security interest, lien or encumbrance, including, without limitation, tax liens or encumbrances and liens or encumbrances with respect to work performed or equipment furnished in connection with the construction, installation, operation, repair, maintenance, replacement or removal of the System or Facilities or any portion of the Rail Corridor occupied by Pathnet (collectively, "Liens or Encumbrances"), to be established or remain against the Rail Corridor or any other property of Railroad. In the event that any Railroad property becomes subject to any Lien or Encumbrance, Pathnet agrees to pay, discharge, bond off or remove the same within thirty (30) days of Pathnet's receipt of notice that such Lien or Encumbrance has been recorded, filed or docketed against such Rail Corridor or other Railroad property; provided, however, that if Pathnet provides a bond or other security acceptable to Railroad for the payment and removal of such Lien or Encumbrance, Pathnet shall have the right to challenge, at its sole expense, the validity and/or enforceability of any such Lien or Encumbrance. Pathnet shall indemnify, defend and hold Railroad harmless against all damages, costs (including reasonable attorneys' fees) and expenses, arising out of any lien, the enforcement or removal thereof, or encumbrance caused by the same, with respect to the Rail Corridor or any portion thereof or any other Railroad property.

14.   TAXES.

      14.1 Transfer Taxes. Except as provided in Section 14.4 of this Operating Agreement, Pathnet shall pay all transfer or recordation taxes, documentary stamps, and any similar expenses in connection with the transfer or execution of the License (as defined in the License Agreement), this Operating Agreement, the Contribution Agreement, the System and/or the Facilities.

      14.2 Sales and Use Taxes. Except as provided in Section 14.4 of this Operating Agreement, if, pursuant to the Agreements or the Contribution Agreement (i) the sale, acquisition, license, grant, transfer or disposition of property or rights, or (ii) the payment of any fee or compensation or the payment to Railroad for services provided thereunder, requires the payment of any sales or use tax (including any Canadian GST or provincial sales tax) under any statute, regulation or rule, Pathnet shall pay the same, plus any penalty or interest thereon, to Railroad when due or if allowable, directly to such taxing authority, and shall indemnify and hold Railroad harmless therefrom.

      14.3 Property Taxes. Pathnet shall pay all annual and periodic ad valorem and other taxes levied or assessed upon Pathnet's Facilities or the System, and shall indemnify and hold Railroad harmless therefrom.

      14.4 Taxes Payable by Railroad. Pathnet shall have no responsibility for
(i) any taxes (including but not limited to transfer, sales, use, income or property taxes), assessments or other impositions attributable to Conduit (Innerduct) or other telecommunications assets or services provided to Railroad pursuant to Article 8 of the License Agreement; (ii) taxes based on Railroad's income or corporate franchise; or (iii) property or franchise taxes that are attributable to the Rail Corridor and not to Pathnet's Facilities or System. Railroad shall reimburse Pathnet for any such taxes, assessments or impositions within thirty (30) days after written request.

      14.5 Mutual Cooperation. Each party shall cooperate with the other party, at the first party's sole cost and expense, in the prosecution of any claim for refund, rebate, reduction or abatement of any taxes which are the responsibility of the first party under the Agreements or the Contribution Agreement, provided that a reasonable basis exists for such refund, rebate, reduction or abatement. The first party shall reimburse the second party for all reasonable out of pocket expenses incurred in connection therewith. Notwithstanding any other provision of this Section, the first party is not obligated to pay or reimburse the second party for any tax for which the first party is liable under this
Section if the party first elects to prosecute a claim for reduction or abatement of such taxes and prepayment thereof is not a condition to prosecuting the claim. The first party shall pay or reimburse the second party for any such taxes when the taxes finally are adjudged to be due and owing by the highest administrative or judicial authority to which an appeal has been taken.

15.   SITES FOR NON-CABLE FACILITIES.

      15.1 Non-Cable Areas. Railroad, insofar as it has the right and can reasonably do so, shall make available to Pathnet for Pathnet's sole use, areas not to exceed five hundred (500) square feet within the Designated Rail Corridor for use by Pathnet as Repeater (Regen) Sites, or power or auxiliary power stations, or sites for construction facilities or temporary storage of materials and fuel for power stations. Railroad shall have no duty to provide such sites at a requested location if the width, nature or other uses or planned uses of the Rail Corridor by Railroad at such location or if restrictions on Railroad's title or interest in the property preclude such use by Pathnet.

      15.2 Adjacent Land. If for any reason, Railroad is unable to provide such site within the Designated Rail Corridor, and Railroad has available adjacent land suitable for the location of such site, then Railroad shall furnish the use of a reasonable portion of such adjacent land to Pathnet for such site at a fee to be negotiated; provided, however, that such use will not interfere with Railroad's current or reasonably foreseeable future use of such property. Such adjacent land usage shall be documented by Railroad's standard form lease, the form of which is attached hereto as Exhibit C.

      15.3 No Obligation as to Third Parties. Notwithstanding the provisions of Sections 15.1 and 15.2, Railroad shall have no obligation to provide or make available any portion of any adjacent land or allow the expansion of any structure of Pathnet located thereon beyond five hundred (500) square feet or such additional size initially improved by Pathnet with the approval of Railroad, which approval may be withheld in its sole discretion, for use by third party purchasers, sublicensees, transferees or permitted assignees. Any such accommodation shall be at a fee to be negotiated, shall not interfere with Railroad's current or future use of such property and shall be documented by Railroad's standard form lease, the form of which is attached hereto as Exhibit
C. This Section 15.3 shall not apply to Pathnet's partners in development of the Rail Corridor, and shall not restrict Pathnet's ability to make space in Pathnet's existing Facilities available to third parties on such terms as Pathnet determines in its sole discretion. Pathnet shall, except to the extent caused by Railroad's gross negligence or willful misconduct, (i) assume responsibility for any and all claims, liabilities, damages, costs (including reasonable attorneys' fees) and expenses arising out of or based upon the acts or omissions of any such third party in or around such non-cable facilities, the Rail Corridor or other Railroad property, and (ii) indemnify, defend and hold Railroad harmless from and against any and all losses and damages suffered by such third party as a result of the presence of such third party or its facilities or equipment in or around such non-cable facilities, the Rail Corridor or other Railroad property.

      15.4 Rent. Rents for any land(s) outside of the Designated Rail Corridor, or for lands within the Designated Rail Corridor in excess of five hundred (500) square feet or for uses other than those described in Section 15.1, shall be at a fee to be negotiated.

      15.5 Approval of Structure. The location and size of any buildings or other structures to be placed by Pathnet or any third party within Railroad's Rail Corridor or on Railroad's other property shall be as approved by Railroad's Engineer, which approval may be withheld in his or her sole discretion, on plans submitted in accordance herewith.

16.   INDEPENDENT CONTRACTOR STATUS.

      16.1 Except with respect to the Contracted Railroad Personnel, Railroad reserves no control whatsoever over the employment, discharge, compensation of or services rendered by Pathnet's employees, agents or contractors, and it is the intention of the parties that Pathnet shall be and remain a licensee and that nothing herein shall be construed as inconsistent with that status or as creating or implying any partnership or joint venture relationship between Pathnet and Railroad.

17.   LIABILITY; INDEMNITY.

      17.1 Pathnet's Release and Indemnification. Recognizing that Railroad has owned and/or operated the Rail Corridor for many years prior to the Effective Date and prior to entry thereupon by employees, agents, contractors or representatives of Pathnet, and in addition to the indemnities otherwise provided in the Agreements, Pathnet hereby assumes, releases and shall defend, indemnify, protect and save Railroad harmless from and against the following:

           (a) All claims, liabilities, losses, damages, causes of action, costs, and expenses (including reasonable attorneys' fees and costs) arising from: (1) damage to or destruction of Pathnet's Facilities or System except to the extent attributable to [ * * * ] of

Railroad, its employees or contractors and (2) [ * * * ], including any claim or loss to any client, customer, patron or other purchaser, transferee, sublicensee or permitted assignee of Pathnet's rights or services resulting from [ * * * ]. Railroad shall not under any circumstances be liable for interruption of or damage to the installation, operation, maintenance or repair of Pathnet's Facilities or System unless attributable to the [ * * * ] of Railroad, its employees (including Contracted Railroad Personnel), agents, contractors, or other parties performing services for Railroad. In no event shall Railroad be liable for [ * * * ];

           (b) All claims, liabilities, losses, damages, causes of action, costs, and expenses (including reasonable attorneys' fees and costs) arising from injury to or death of any persons on or about Pathnet's Facilities or System, including, but not limited to, Pathnet's employees, agents, contractors, subcontractors, invitees, or other such third parties, purchasers, transferees, permitted assignees, licensees or sublicensees, resulting from the existence, construction, maintenance, operation, use, repair, change, placement, replacement, relocation and/or subsequent removal of Pathnet's Facilities or System, or any part thereof, or the use of the Rail Corridor or other Railroad Property, regardless of any approvals, reviews, controls or standards imposed by Railroad or other actions of Railroad, unless such claims, losses, damages, causes of action, costs, and expenses (including reasonable attorneys' fees and costs) result from the [ * * * ];

           (c) All claims, liabilities, losses, damages, causes of action, costs and expenses (including reasonable attorneys' fees and costs) arising from any breach of the Agreements by Pathnet, including, but not limited to, any failure of Pathnet to support track and/or roadbed, as provided herein or any failure of Pathnet to secure permits or other approvals as provided herein, regardless of cause, [ * * * ];

           (d) All claims, liabilities, losses, damages, causes of action, costs, and expenses (including reasonable attorneys' fees and costs) arising from any slide, soil disturbance or environmental damage or impairment resulting from the existence, construction, installation, maintenance, operation, use, repair, change, placement, relocation and/or subsequent removal of Pathnet's Facilities or System, regardless of cause, [ * * * ];

           (e) Any claim (regardless of merit), loss or damages awarded, whether civil or criminal, under any [ * * * ], or under any [ * * * ] it being understood and agreed that this indemnity shall not apply to any claims, loss or damage arising out of any other agreement between the parties or the parties' performance thereunder, including the contributions set forth in the Contribution Agreement; in any such actions, Railroad shall have the right to designate and/or employ independent counsel, if deemed necessary by Railroad, to protect its interests, and the expense of such representation shall be paid or reimbursed by Pathnet;

           (f) Reserved.

           (g) All claims, liabilities, losses, damages, causes of action, costs, and expenses (including reasonable attorneys' fees and costs) arising from any damage or injury to (including loss of use or service of or loss of revenue or profit from) any facilities, cables, wires, pipes, casings, conduits, innerducts or ducts of any other party or Conduit Right-of-Way operator or user, licensee, sublicensee, transferee, purchaser or permitted assignee arising out of or related to any act or omission of Pathnet or Pathnet's employees, agents, contractors, subcontractors, licensees, sublicensees, customers, partners, [ * * * ] or others acting at the direction of any of the foregoing, unless caused by the [ * * * ] of Railroad or Contracted Railroad Personnel;

           (h) All claims, liabilities, losses, damages, causes of action, costs, and expenses (including reasonable attorneys' fees and costs) arising from any act or omission of Pathnet or Pathnet's employees, agents, contractors, subcontractors, licensees, sublicensees, customers, partners, [ * * * ] or others acting at the direction of any of the foregoing [ * * * ].

      17.2 Railroad's Indemnification. Railroad hereby assumes responsibility for, and shall indemnify, defend and hold Pathnet harmless from, claims, liabilities, losses, damages, causes of actions, costs, and expenses (including reasonable attorneys' fees and costs) arising from:

           (a) Death of or injury to any employee(s) of Railroad or Railroad's Affiliates, other than Contracted Railroad Personnel;

           (b) Destruction of or damages to any Railroad or Railroad Affiliate facilities or equipment (moving or stationary) or property;

           (c) Interruption to or cessation of freight rail service;

           (d) The willful misconduct of Railroad's Affiliates or, notwithstanding anything to the contrary contained herein, Contracted Railroad Personnel.

UNLESS such claim, liability, loss, damage, cause of action, cost or expense is caused by, arises from, or results in whole or in part from:

               (i) [ * * * ] of Pathnet (including, but not limited to, any improper or negligent plan and/or design, construction, installation, maintenance, placement, operation, repair, relocation use or removal of Pathnet's System or Facilities);

               (ii)  any breach of the Agreements by Pathnet;

               (iii) any direct rescheduling, delay or diversion costs, as set forth in Exhibit B; or

               (iv) any matter which is the subject of Pathnet's release and indemnification in Section 17.1.

      17.3 Notice of Claims; Indemnification Procedures. Upon receipt of notice by Railroad or Pathnet, as applicable, (the "Indemnitee"), of any loss, event, happening or occurrence which would be the basis of a claim by the Indemnitee under the provisions of this Article 17 (an "Indemnified Claim"), the Indemnitee shall immediately provide written notice to the other party (the "Indemnitor") of such Indemnified Claim. So long as the Indemnitor is not in default in the performance of its obligations under the Agreements, as between the Indemnitee and the Indemnitor, the Indemnitor shall retain primary responsibility for the conducting of any legal and/or administrative action or other proceeding regarding any such Indemnified Claim (an "Indemnified Claim Proceeding") and the defense (and any appropriate appeal) thereof. Legal counsel retained with respect to any Indemnified Claim proceeding shall be selected by the Indemnitor, but shall be subject to the reasonable prior approval of the Indemnitee. As between the Indemnitee and the Indemnitor, all costs incurred with respect to any Indemnified Claim Proceeding (including, but not limited to, reasonable costs and attorneys' fees) shall be borne by the Indemnitor, and the Indemnitor's indemnification obligations set forth in this Article 17 shall extend to all such costs. Nothing contained herein shall in any way limit the Indemnitee's right to participate and/or retain independent legal counsel, at the Indemnitee's expense, with respect to any Indemnified Claim proceeding, but the Indemnitee shall cooperate with the Indemnitor and coordinate Indemnitee's participation and/or use of such independent counsel in a matter not inconsistent with Indemnitor's positions and interests in such Indemnified Claim Proceeding, to the extent reasonably possible and not adverse to the interests of Indemnitee. Notwithstanding the foregoing, in the event Indemnitee determines, in Indemnitee's reasonable opinion, that there is a conflict of interest or other circumstance whereby such Indemnitor's retained legal counsel cannot adequately represent Indemnitee's interests in any Indemnified Claim Proceeding, Indemnitee shall have the right to retain independent legal counsel and Indemnitor's indemnification obligations set forth in this Article 17 shall extend to all costs incurred with respect to such separate representation. In the event that an Indemnitor defends an Indemnitee pursuant to the terms hereof, and the final adjudication determines that the Indemnitee bears some portion of liability under the Indemnified Claim which is not subject to the Indemnitor's indemnification obligations hereunder, the costs of such defense will be apportioned between the Indemnitor and Indemnitee based upon such parties' ultimate liability after giving effect to the indemnification provisions hereof. Any settlement of an Indemnified Claim shall be subject to the written approval of both the Indemnitee and the Indemnitor. Indemnification payment shall be made within thirty (30) days of such approval.

      17.4 Exceptions to Liability. Notwithstanding any contrary provision contained herein, (a) Railroad shall not have any liability whatsoever for any death of or injury to persons or damage to or loss of property arising from or resulting in connection with any train derailment, and Pathnet hereby releases Railroad and its Affiliates from any and all claims, liabilities, losses, damages, causes of action, costs and expenses (including reasonable attorneys' fees and costs) arising from or resulting in connection with any train operation, accident or derailment, irrespective of the negligence, gross negligence or willful misconduct of Railroad, and (b) Pathnet shall have no liability relating to any Conduits (Innerducts) installed for [* * *] to Railroad pursuant to the License Agreement; provided, however, that (x) any such Conduits (Innerducts) shall be of equal or greater quality as Pathnet's own Conduits (Innerducts), and (y) [ * * * ] which Railroad acknowledges [* *
*].

      17.5 Survival. The provisions of this Article 17 shall survive the expiration or earlier termination of the Agreements.

18.   INSURANCE.

      18.1 Railroad Protective Liability Insurance. Before any period of construction of any portion of the System or Facilities (including preliminary surveys and inspections), Pathnet shall purchase, or cause its contractor(s) to purchase, and to maintain in full force and effect, Railroad Protective Liability Insurance ("RPL") naming Railroad as the insured. Said RPL policy shall be written on the form prescribed in the Federal Aid Highway Program Manual, Volume 6, Chapter 6, Section 2, Subsection 2, as amended from time to time, or as superseded by the AAR/AAHSTO form, and shall provide available limits of not less than [ * * * ] per occurrence, [ * * * ] aggregate for bodily injury and property damage (unless Pathnet designates a hazardous material Rail Corridor as a Conduit Right-of-Way, and then [ * * * ] per occurrence, [ * * * ] aggregate). The original of said RPL policy shall be furnished to and approved by Railroad, prior to the commencement of any entry or other operations under the Agreements.

      18.2 Liability Insurance. Pathnet shall purchase and maintain, until all of its obligations under the Agreements have been fully discharged and performed, the following insurance coverage: (a) Commercial General Liability Insurance ("CGL"), including any applicable umbrella policy, with contractual liability covering actions assumed in the Agreements by Pathnet, providing for available limits of not less than [ * * * ] single limit, bodily injury and/or property damage combined, for damages arising out of bodily injuries to or death of all persons in any one occurrence and for damage to or destruction of property, including the loss of use thereof, in any one occurrence, including Federal Employers Liability Act claims ("FELA") against the Railroad, or other liability arising out of or incidental to railroad operations; (b) Workers' Compensation, Employer's Liability Insurance and Occupational Disease Insurance; and (c) Business Automobile Liability Insurance. If any motor vehicles are used in connection with the work to be performed under the Agreements, Pathnet shall purchase and maintain Business Automobile Liability Insurance with limits of not less than [ * * * ] single limit, bodily injury and/or property damage combined, for damages to or destruction of property including the loss of use thereof, in any one occurrence. If, in Railroad's reasonable opinion, a higher limit of liability is necessary for any insurance policy required hereunder, Railroad shall so notify Pathnet and Pathnet shall, within thirty (30) days of receipt of such notice, provide a copy of the endorsement to the appropriate policy increasing the liability coverage to the required limit.

      18.3 Policy Requirements. All insurance required hereunder shall be effected by valid and enforceable policies issued by insurer(s) of financial responsibility and authorized to do business in the states where the System and/or Facilities are located, all subject to the reasonable prior approval of Railroad. Except for the RPL policy (on which Railroad shall be the named insured), Pathnet's liability insurance policies shall name Railroad as an additional insured and will not have any exclusions for liability relating to railroad operations by endorsement. The Pathnet's Workers' Compensation and property insurance policies shall include waivers of subrogation rights endorsements. All policies shall contain a provision for thirty (30) days' written notice to Railroad prior to any expiration or termination of, or any change in, the coverage provided. The insurance company shall be required to provide Railroad with at least thirty (30) days' written notice prior to such expiration, termination or change in any insurance coverage. Prior to any entry upon the Rail Corridor pursuant to the Agreements and upon Railroad's request thereafter, Pathnet shall provide Railroad with the original RPL policy and with certificates of insurance for all other coverages showing that the required coverages are in effect for the term of the Agreements. The liability assumed by Pathnet under the Agreements, including, but not limited to, Pathnet's indemnification obligations, shall not be limited to the insurance coverage stipulated herein.

19.   NOTICES.

      19.1 General. Unless otherwise provided herein, all notices, communications and deliveries required or permitted under the Agreements shall be in writing and shall be (a) delivered personally, (b) sent by facsimile transmission with subsequently transmitted confirmation of receipt, (c) sent by overnight commercial air courier (such as Federal Express), or (d) mailed, postage prepaid, certified or registered mail, return receipt requested; to the parties at the addresses or facsimile numbers hereinafter set forth:

Pathnet:                                 Railroad:
--------

Pathnet, Inc.                            CSX Real Property, Inc.
1015 31st Street, NW                     301 West Bay Street, Suite 800 (J915)
Washington, D.C.  20007                  Jacksonville, Florida  32202
Attention:     President                 Attention:  Assistant Vice President
               Network Services
Facsimile No:  (202) 625-7369            Real Estate Operations
                                         Facsimile No. (904) 633-4586


With a Copy To:                          With a Copy To:
--------------

Pathnet, Inc.                            CSX Transportation, Inc.
1015 31st Street, NW                     500 Water Street (J150)
Washington, D.C.  20007                  Jacksonville, Florida  32202
Attention:     General Counsel           Attention:  Assistant General Counsel
Facsimile No:  (202) 625-7369            Facsimile No. (904) 359-7518

or at such other address(es) or facsimile number(s) as a party shall have duly notified the other party.

In addition to the foregoing, any notice, communication or delivery required or permitted under Sections 17 and 18 shall also be sent to:


                                     CSX Corporation
                                     500 Water Street (J907)
                                     Jacksonville, Florida 32202
                                     Attention:    Risk Manager
                                                   Risk Management Department
                                     Facsimile No. (904) 633-5096

Any such notice, communication or delivery shall be deemed delivered upon the earliest to occur of: (a) actual delivery; (b) the same day as facsimile transmission (or the first business day thereafter if faxed on a Saturday, Sunday or legal holiday); (c) one (1) business day after shipment by commercial air courier as aforesaid; or (d) upon receipt if sent by certified or registered mailing as aforesaid.

      19.2 Planning, Design, Installation and Construction Phase Access Notice. During the Planning and Design and the Installation and Construction Phases, Pathnet shall, except in the case of emergency, give Railroad's Engineer at least ten (10) days' written notice before commencing construction or bringing any vehicle or equipment onto the Rail Corridor or other Railroad property, and forty-eight (48) hours' notice before any other entry. Any such written notice shall state the name(s) of Pathnet employee(s) in charge or contractor(s) or subcontractor(s) performing work or making such entry.

      19.3 Maintenance and Operation Phase Access Notice. During the Maintenance and Operation Phase, in order to secure safety of operated trains, crews, passengers and cargo of Railroad, and safety of Pathnet employees and/or contractors, Pathnet shall give CSXT's local Director of Dispatch, (904) 381-2765 and (904) 359-7551, as representative of Engineer, advance telephone or telegraph notice of entry onto any portion of the Rail Corridor, which entry shall be subject to consent and approval of Railroad's Engineer as to method and timing, which approval may be withheld in his or her sole discretion. Any such notice shall state the name(s) of Pathnet's employee(s) or contractor(s) or subcontractor(s) performing work or making such entry.

      19.4 Emergency Notice. In case of disaster (such as a train derailment or System failure) or other emergency demanding immediate examination or repairs to the existing System or Facilities, notice shall be given by either party to the other in person or by telephone to the Emergency Response Center(s) designated on Exhibit H attached hereto or as otherwise designated in writing by each party to the other. Such initial verbal or telephonic notice, however, must be confirmed in writing within forty-eight (48) hours. Each party will cooperate with the other to permit restoration of each party's operations as promptly as feasible after such emergency.

20.   RELOCATIONS; ALTERATIONS.

      20.1 Relocation to Accommodate Railroad. If Railroad determines that any Pathnet Facilities or System must be changed, altered or relocated after initial construction because of Railroad's own track or facility relocations or rail operational needs or plans (including additions, changes to track(s) to accommodate freight or passenger customers of Railroad), or any governmental agency or requirement, Railroad shall promptly give written notice thereof to Pathnet of such needs, plans or requirements. Within sixty (60) days of receipt of such notice, Pathnet shall protect or move the Pathnet Facilities and System, at Pathnet's sole cost and expense, and in a manner satisfactory to Railroad; provided, however, that Railroad shall reimburse Pathnet for any such costs or expenses received by Railroad from a governmental entity or other entity in connection with such relocation.

      20.2 Relocation to Accommodate Third Party. In the event of a Railroad relocation to accommodate any third party other than as provided in Section 20.1, Pathnet shall protect or move its Facilities and System upon receipt from Railroad of an agreement, in writing, obligating such third party to reimburse Pathnet for all costs and expenses incurred by Pathnet, including reasonable administrative and overhead, in connection therewith, or, if Railroad is unable to obtain such an agreement from such third party, Railroad's agreement to reimburse Pathnet for the foregoing costs (not to include any reimbursement of lost income). Pathnet shall submit any invoice to Railroad within ninety (90) days after such relocation work is completed.

      20.3 Replacement Land. In the event of any relocation of Pathnet's System or Facilities under Section 20.1, Railroad shall not be required to purchase for Pathnet any replacement land or right-of-way or to pay Pathnet the cost to secure same if there is not available Rail Corridor. However, Railroad agrees to allow Pathnet to relocate to any other available adjacent or nearby Rail Corridor or other land owned by Railroad at Pathnet's sole cost; provided, however, that Railroad shall not be entitled to any additional payment for such replacement Railroad land or Rail Corridor and the total mileage of such Rail Corridor or replacement land to which Pathnet relocates shall be deducted from and the abandoned Rail Corridor shall be added to the total mileage of Designated Rail Corridor permitted under the License Agreement.

21.   LINE SALES; ABANDONMENT.

      21.1 In the event of a sale or other transfer of any portion of the Designated Rail Corridor, such sale shall be made expressly subject to the Agreements and the rights of Pathnet thereunder. Notwithstanding any provision herein to the contrary, Railroad shall have the absolute right, in its sole discretion, to effect an Abandonment of all or any portion of the Rail Corridor.

22.   CONDEMNATION.

      22.1 Severance of Interests. In the event that any portion of the Designated Rail Corridor becomes the subject of a condemnation or appropriation proceeding or offer to acquire, Pathnet's interest (in its Facilities and/or System and in its occupation of the Segment) shall be severed from Railroad's interest (both physical and ownership rights) in such proceedings, and the parties agree to have any such condemnation or appropriation awards specifically allocated between Pathnet's interest and Railroad's interest.

      22.2 Removal of Facilities. Should any Segment of the Designated Rail Corridor used by Pathnet for a part of Pathnet's Fiber Optic Communications System or Facilities be condemned, appropriated and/or acquired by any governmental agency (or other party cloaked with the power of eminent domain) for public purpose or use, then to the extent required by the condemning authority, any Facilities or System of Pathnet within such Designated Rail Corridor not condemned, appropriated and/or acquired by such agency or authority shall be promptly removed by Pathnet at Pathnet's cost, unless Pathnet makes other arrangements with the condemning or appropriating agency or authority.

      22.3 Notice. Railroad shall promptly notify Pathnet of any condemnation or appropriation action filed against any portion of the Designated Rail Corridor. Railroad shall also promptly notify Pathnet of any threatened condemnation or offer to acquire by any governmental agency (or other party cloaked with the power of eminent domain) affecting the Designated Rail Corridor (provided the Railroad employees administering this Agreement have actual knowledge thereof). Further, any voluntary sale to the condemning or appropriating agency or authority pursuant to any threatened condemnation or offer to acquire shall be in accordance with the provisions of Article 21.

23.   PATHNET DISCONTINUANCE.

      23.1 In the event of any Discontinuance by Pathnet of its Facilities, System, Segment or any substantial portion thereof, Railroad shall have the option, to be exercised in Railroad's sole discretion, to terminate this Agreement as to the affected Segment(s) upon written notice to Pathnet. Upon such termination, removal of Pathnet's Facilities and System within such affected Segment(s) shall be governed by Section 26.2 hereof.

24. RAILROAD'S RIGHT TO TERMINATE OR REQUIRE SUSPENSION OF ACTIVITIES; FAILURE TO MAKE TIMELY PAYMENT

      24.1 Material Breach; Remedy. If Pathnet or Railroad fails to perform, violates or defaults under any material terms or conditions of the Agreements ("Material Breach"), and fails to remedy any such Material Breach in accordance herewith, then and in that event, the non-defaulting party shall have the following rights and remedies:

           (i) if the Material Breach (a) adversely affects railroad safety or operation, or (b) relates to the payment of any fees and expenses due to Railroad under the Agreements, Railroad shall have the right to terminate this Agreement upon written notice to Pathnet; and

           (ii) if the Material Breach is not of the type and nature described in Subsection 24.1(i), Railroad shall have the right, upon written notice to Pathnet, to suspend immediately all then pending and future installation, construction, maintenance and/or deployment on the entire Rail Corridor until such time as the applicable Material Breach is cured and Pathnet demonstrates to Railroad's reasonable satisfaction that Pathnet has taken such steps and/or implemented such procedures so that the particular Material Breach in question will not recur.

Upon termination as provided in this Section 24.1, removal of Pathnet's Facilities and System shall be governed by Section 26.2 hereof. Railroad's right to terminate this Agreement shall be limited to occurrences of Material Breaches of the type and nature described in Subsection 24(i) above.

      24.2 Examples of Material Breach. For purposes of this Article, any substantial noncompliance, or any repeated noncompliance, each of which might be considered minor or singular, may when considered in the aggregate constitute a Material Breach. In illustration, but without limitation, failure to give required notices, or failure to give required approvals without cause, or failure to comply with final decisions under the Dispute Resolution provisions of Article 25, may constitute a Material Breach.

      24.3 Notice and Cure Period. Pathnet and Railroad agree that neither party shall proceed against the other for any alleged Material Breach before the offending party has had written notice and reasonable time to respond and cure such breach; provided, however, that neither party shall be required to give time to respond and cure if any such delay will cause irreparable harm or increased risk of liability or injury. Reasonable time to respond and cure shall for purposes of Subsections 24.1(i)(b) and 24.1(ii) be presumed to be thirty
(30) days, and for purposes of Subsection 24.1(i)(a) be presumed to be forty-eight (48) hours. If such breach cannot reasonably be cured within the applicable cure period, but the party proceeds promptly to cure the same and prosecutes such cure with due diligence, the time for curing such breach shall be extended for such reasonable period of time as may be necessary under the circumstances to complete the cure, but under no circumstances shall such additional period extend beyond, (i) for purposes of Subsection 24.1(ii), one hundred eighty (180) days without the specific written approval of the non-breaching party, which such approval may be withheld in such party's reasonable discretion, and (ii) for purposes of Subsection 24.1(i)(a) and (b), thirty (30) days. With respect to any Material Breach (i) which is not cured by the breaching party within the applicable cure period, or (ii) for which an opportunity to cure is not required to be given, the non-breaching party may, at its sole option, cure any such breach in the manner it deems appropriate. In such event, the breaching party, within thirty (30) days of written demand and without deduction, set-off or abatement, shall reimburse the non-breaching party for any and all expenses incurred as a result of the non-breaching party's curing of such default together with interest at the Default Rate. Nothing contained herein shall create an obligation on the part of the non-breaching party to cure any uncured breach existing at any time under the Agreements.

      24.4 No Continuing Waiver. Any waiver by any party at any time of any of its rights under the Agreements shall not be deemed to be a continuing waiver of any breach or default or other matter subsequently occurring.

      24.5 Waiver of Certain Damages. Except as otherwise provided in Section
6.5 of the License Agreement, neither party shall be liable to the other party for any consequential, indirect, special, exemplary or punitive damages, including, but not limited to, damages attributable to or based upon any loss of present or future profits, any loss of or injury to customer goodwill, or any lost or foregone investments and opportunities.

25.   LIAISON; COORDINATION AND DISPUTES RESOLUTION.

      25.1 Specified Disputes. The parties intend that any disputes which may arise between them relating to access to the Rail Corridor, or the design, plan, construction, installation, operation, maintenance, repair, replacement, and removal of Pathnet's Facilities or System or the safe and uninterrupted operation of the rail system of Railroad (a "Specified Dispute") be resolved as quickly as possible, which may, in certain instances, involve immediate decisions. When such quick resolution is not possible, or depending upon the phase of installation of Pathnet's Facilities and System, the parties agree to resolve such Specified Disputes as herein provided.

      25.2 Field Representatives. Within thirty (30) days after the designation by Pathnet of the Route Plan as provided in Exhibit B, Railroad and Pathnet shall each designate in writing the division or field representative(s) as point(s) of contact for decision making concerning the Specified Disputes.

      25.3 Railroad Operations. Questions of Railroad operations or track safety shall in all instances be referred to Railroad's Engineer, whose decision shall, for any emergency situation, be made within twenty-four (24) hours, or for any non-emergency situations, be made as provided in Section 25.7.

      25.4 Access. Specified Disputes concerning Pathnet's right of access to the Rail Corridor during the Planning and Design and Installation and Construction Phases, including use of an on-rail plow installation machine under Exhibit B, or during the Maintenance and Operation Phase, or access to or copies of Railroad's documents, shall be referred initially to the designated representative of the Engineer, who shall render such decision within twenty-four (24) hours. Decisions of the Engineer's designated representative shall be referable within twenty-four (24) hours of such decision, by Pathnet to the Engineer of Railroad, whose decision shall be issued within twenty-four (24) hours of the notice from Pathnet of dispute with the authorized representative of Engineer.

      25.5 Reserved.

      25.6 Communications Facilities. Specified Disputes arising out of or in conjunction with the communications System or Facilities of Pathnet, of Railroad, or of both, or the capacity and/or installation, maintenance and/or use of the same, shall be referred initially to Pathnet's system manager (or other representative designated by Pathnet) for decision, which shall be rendered, in writing, within thirty (30) days after submission.

      25.7 Remaining Specified Disputes. Any other Specified Dispute between the parties shall be referred initially to the Engineer for decision, which shall be rendered, in writing, within fifteen (15) days after submission.

      25.8 Mediation or Arbitration. Either party may appeal any decision made pursuant to Sections 25.2 through 25.7 by requesting either arbitration or mediation within thirty (30) days after the date of receipt of such decision in writing. Failure to request mediation or arbitration within such thirty (30) day period shall result in such decision becoming final and conclusive. The selected arbitration or mediation shall proceed in Jacksonville, Duval County, Florida, in accordance with the Arbitration or Mediation Resolution Procedures attached hereto as Exhibit K. Any arbitration decision or mediation agreement, or other final decision herein, may be enforced by any court having jurisdiction hereof.

      25.9 Work Pending Resolution of Specified Dispute. During the period in which any Specified Dispute is unresolved, any work on the Rail Corridor by or for Pathnet shall commence or proceed only with maximum security for Railroad operations, as determined by Railroad's Engineer, and the determination or allocation of any costs or additional costs therefor shall be resolved thereafter in accordance with this Article.

26    TERMINATION; REMOVAL.

      26.1 Partial Termination. Pathnet may terminate the Agreements with respect to any individual Segments of the Designated Rail Corridor at any time during the Term by providing Railroad with six (6) months' prior written notice of such termination. Such termination shall be only with respect to the specified Segment(s) of the Designated Rail Corridor identified in the termination notice and shall not affect the continuation of the Agreements with respect to the remaining Segments of the Designated Rail Corridor. With such partial termination, all further obligations (other than obligations which arose prior to such termination and any provisions hereof which are intended to survive the expiration or other termination) shall cease only as to affected Segment(s) and all terms and conditions of the Agreements shall remain unchanged and in full force and effect as to the remaining Segments within the Designated Rail Corridor. In the event of any partial termination hereunder, Pathnet shall not be entitled to any refund, rebate or set off relating to the consideration paid or given pursuant to the License Agreement nor any adjustment to the mileage bank.

      26.2 Removal Upon Termination. Within ninety (90) days of the expiration or earlier or partial termination of the Agreements (or such longer period as may be reasonably necessary to remove Pathnet's Facilities and System provided Pathnet begins removal within such ninety (90) day period and continues diligently to completion), Pathnet, at its own risk, cost and expense, shall remove all above ground Facilities, System and appurtenances from the Designated Rail Corridor, all underground Optical Fibers, and such other underground Facilities, System and appurtenances as Pathnet desires or Railroad reasonably requests so as to avoid interference with Railroad operations, and restore the Designated Rail Corridor and other affected property of Railroad to the functional or operational condition existing prior to the construction or installation of such Facilities, System and appurtenances. If Pathnet fails to timely remove the System and Facilities and restore the Designated Rail Corridor and other affected property as provided in the preceding sentence, Pathnet shall be deemed to have abandoned such Facilities and System in place, in which event such Facilities and System shall become the property of Railroad, for purposes of resale, use or operation by Railroad in any manner and for any purpose Railroad deems appropriate, in its sole discretion; or Railroad may cause such removal and restoration to be performed and all costs incurred by Railroad in such removal and restoration, together with interest thereon at the Default Rate, shall be due and payable by Pathnet to Railroad upon written demand.

      26.3 Continuing Obligations. The expiration or earlier termination of the Agreements shall not release any party from any liability or obligation incurred prior to such expiration or termination or terminate any right or obligation which would have continuing relevance after such expiration or termination of this Agreement. Without limiting the foregoing, the indemnification obligations of Pathnet, the rights of Railroad to review Pathnet's books and records, and such other provisions which are reasonably intended to have continuing validity, shall survive the expiration or earlier termination of the Agreements.

27.   DOCUMENT CONFIDENTIALITY.

      27.1 General. Railroad and Pathnet understand and agree that the Agreements, and all materials, maps, documents and other information that are referred to therein or attached thereto, exchanged between the parties in negotiating the Agreements, or utilized in fulfilling the provisions and intent hereof or thereof, are and shall be confidential, except as may be required by law or regulation. Any public announcement or press release concerning the Agreements by either party shall be subject to the prior approval of the other party, which approval shall not be unreasonably withheld.

      27.2 Restricted Distribution. Railroad and Pathnet each agree to respect such confidentiality, and shall restrict the distribution of the Agreements and such materials only to those Persons designated to implement the provisions hereof, and shall not disclose or furnish to any third parties copies of the Agreements or any materials referred to herein, without the prior written consent of the other party hereto or, subject to Section 27.3, a Court Order or Administrative Subpoena requiring same, except as may be required by law or regulation. The parties agree that in distributing copies or portions of these materials to Persons necessary to implement the same, such copies or materials shall be clearly marked as confidential, and indicating that the further distribution, copying or reproduction of the same is expressly prohibited.

      27.3 Redacted Copy. The parties shall jointly prepare redacted copies of the Agreements which may be furnished, as necessary to implement the provisions hereof, to (a) Arbitration Panel, (b) Court, (c) Administrative Tribunal, (d) mortgagee(s) or other financial backers of either party, and (e) prospective users of Pathnet's Conduit (Innerduct), Cable, Optical Fiber or other Facility authorized in accordance with the Agreements.

      27.4 Injunctive Relief. The parties recognize and acknowledge that any actual or threatened disclosure of such confidential information by either party, its agents, employees or contractors, will cause irreparable harm to the other party, such that monetary remedies available at law will not provide adequate relief, and therefore the aggrieved party shall be entitled to receive injunctive relief as an equitable remedy.

      27.5 No Right to Non-Material Information. Neither party shall have the right to obtain any information or documents from the other which are not material to the provisions or implementation of the Agreements.

28.   GENERAL TERMS.

      28.1 Entire Agreement. The Agreements, and any exhibits or amendments which may be attached thereto from time to time, constitute the entire agreement between the parties hereto with respect to the subject matter thereof and may be modified only by a writing executed by both parties.

      28.2 Incorporation by Reference. The Agreements, as amended by the parties from time to time in accordance therewith, shall be incorporated by reference into any Build Supplement, separate finance agreement or other document executed between the parties, and such incorporation shall include all amendments and exhibits to the Agreements, even if made or attached subsequent to the date of the Agreements.

      28.3 No Third Party Beneficiaries. Except as otherwise provided in the Agreements, nothing contained therein, in any provision or exhibit thereof, or in any agreement or provision included by reference, shall operate or be construed as being for the benefit of any third person.

      28.4 Interpretation. Neither the form of the Agreements, nor any provision therein, shall be interpreted or construed in favor of or against either party hereto as the sole drafter thereof.

      28.5 Force Majeure. The parties agree that a party shall not be liable for its failure to perform its obligations under the Agreements during any period in which such performance is delayed by fire, flood, war, embargo, riot, labor strike or unrest, the intervention of any government authority, train derailment, or any other event or condition outside the reasonable control of such party, provided that such party promptly notifies the other party of the delay and the reason(s) for such delay. The provisions of this paragraph shall not apply to Pathnet's payment obligations under the License Agreement.

      28.6 Reasonableness. Wherever the term "reasonable" is used in the Agreements, the term shall mean: for Railroad, application of standard and established railroad engineering, operating and safety rules, regulations and procedures; for Pathnet, application of standard and established carrier engineering and operating rules.

      28.7 Approval or Consent. Wherever the term "approval" or "consent" is used in the Agreements, unless otherwise specifically qualified, the term shall mean that such "consent" or "approval" shall not be unreasonably withheld, delayed or conditioned.

      28.8 Parties. Wherever used in the Agreements, the terms "Railroad" and "Pathnet" shall be construed in the singular or plural as the context may require or admit, and shall include the permitted successors and assigns of such parties.

      28.9 Severability. The Agreements are executed under the current interpretations of applicable federal, state, county, municipal and local statutes, ordinances and laws. However, each separate division (section, paragraph, clause, item, term, condition, covenant or agreement) thereof shall have independent and severable status for the determination of the legality thereof. If any separate division is determined to be void or unenforceable for any reason, such determination shall have no effect upon the validity or enforceability of each other separate division, or any combination thereof.

      28.10 Governing Law; Venue. The Agreements shall be construed and governed under the laws of the State of Delaware. It is the particular intent of the parties that the indemnification obligations contained in the Agreements shall be enforceable and shall not be deemed to be against public policy. The parties consent to the personal jurisdiction of and to exclusive venue in the United States District Court in and for the Middle District of Florida, Jacksonville Division.

      28.11 Assignability.

            (a) Except as otherwise specifically provided in the Agreements, Pathnet shall not assign or transfer any right or interest in the Agreements without the prior written consent of Railroad, which consent may be withheld in Railroad's sole discretion. The above requirement for consent shall not apply to
(i) any disposition of all or substantially all of Pathnet's stock or assets;
(ii) any corporate merger, consolidation or reorganization, whether voluntary or involuntary, involving Pathnet; or (iii) a sublease or assignment of the Agreements (in whole or in part) by Pathnet to a subsidiary, affiliate, or parent company, controlled by, under common control with, or controlling, either indirectly or directly, Pathnet, provided that no assignment not consented to by Railroad shall relieve Pathnet of any of its obligations or liabilities under the Agreements and, provided further, that such Assignee agrees in writing to be bound by the terms of the Agreements. Nothing herein shall prohibit Pathnet (i) from involving contractors, or strategic or co-development partners in construction and operation of the fiber optic facilities, on such terms as Pathnet may determine in its sole discretion, provided all such activities are conducted in accordance with the terms of the Agreements, and that Pathnet remains fully liable for all obligations thereunder; and (ii) from granting liens or other security interests in the fiber optic facilities or Pathnet's rights under the Agreements in connection with financing or investments made available to Pathnet; provided that all such parties agree that, if and to the extent they acquire an ownership interest thereunder, they shall be bound by and shall comply with the terms of the Agreements.

            (b) Upon request by Pathnet, Railroad shall execute reasonable documentation to be provided by Pathnet acknowledging the rights of Pathnet's lender(s) ("Lender") to obtain ownership of any fiber optic facilities if the Agreements are still in effect and Pathnet is in material default under the terms of Pathnet's loan to Lender, provided, however, that in such case Lender shall agree in writing that it shall become an assignee to the Agreements and shall become subject to all rights and obligations of Pathnet under the terms of the Agreements (and Pathnet also shall remain subject to all obligations of Pathnet under the Agreements). In addition to the rights granted to Pathnet under the Agreements, Pathnet's Lender shall have the additional right to take possession, sell, assign or otherwise transfer any fiber optic facilities, including the right to operate, or permit a third-party to operate, any fiber optic facilities, provided such operation shall be subject to all terms and conditions of the Agreements and provided further that Railroad shall approve such party, in Railroad's reasonable discretion.

            (c) Railroad may assign the Agreements to any Affiliate, any purchaser(s) of the Designated Rail Corridor to the extent applicable to such Rail Corridor, or any Person in connection with any merger or consolidation of Railroad, provided that any such assignment shall be subject to the terms and conditions of this Agreement.

      28.12 Time is of Essence. Time is of the essence in the performance of each party's obligations under the Agreements.

      28.13 Incorporation of Exhibits. All exhibits attached to the Agreements are incorporated by this reference and made a part of the Agreements for all purposes.

      28.14 Multiple Counterparts. Each of the Agreements may be executed in several counterparts, each of which shall be deemed an original, and such counterparts shall constitute one and the same instrument.

      28.15 WAIVER OF JURY TRIAL. RAILROAD AND PATHNET HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THE AGREEMENTS OR ANY DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION THEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS, RIGHTS OR OBLIGATIONS OF EITHER PARTY ARISING OUT OF OR RELATED IN ANY MANNER TO THE AGREEMENTS (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THE AGREEMENTS OR ANY CLAIMS OR DEFENSES ASSERTING THAT EITHER OF THE AGREEMENTS WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO AND ACCEPT THE AGREEMENTS.

      28.16 Authorization. Railroad and Pathnet represent and warrant that each has obtained all necessary corporate approvals authorizing the execution and delivery of the Agreements, and that the execution and delivery of the Agreements will not violate the articles of incorporation or by-laws of such corporation, and will not constitute a material breach of any contract by which such corporation is bound.

            EXECUTED as of the Effective Date.



Witness:                            CSX TRANSPORTATION, INC.,

                                    For itself and as Operator for New York
                                    Central Lines LLC, a wholly-owned subsidiary of Consolidated Rail Corporation


                                    By:
--------------------                     --------------------------------
                                    Name:
--------------------                Title:

Witness:                            PATHNET TELECOMMUNICATIONS, INC.


                                    By:
                                         --------------------------------
                                    Name:
                                    Title:

                                   EXHIBIT A

                     DESCRIPTION/DEPICTION OF THE PREMISES



                       [to be agreed to by the parties]

                                    EXHIBIT B

1.   ROUTE DESIGNATION; DOCUMENTATION; INSPECTION; ACCESS.

     1.1 Documentation. Railroad shall furnish to Utility, electronically if available, at Utility's cost, copies of Valuation Maps with available indices thereto within thirty (30) days of the date of Utility's written request. Railroad shall make available to Utility, for reproduction at Utility's cost, all available Railroad engineering documents relating to bridges, overpasses or tunnels on or along such Route Plan. Railroad shall also furnish, at Utility's cost, copies of maps or other documents to assist Utility in determining the identity and location of other users of those portions of Railroad's Rail Corridor designated on Utility's Route Plan. The furnishing of maps, documents or other materials hereunder, however, shall not be a guarantee by Railroad of the accuracy or completeness of same.

     1.2 Inspection. Railroad agrees to participate with Utility in a joint inspection of those portions of the Railroad Corridor designated on Utility's Route Plan for the purpose of identifying problem areas and defining final Conduit Right-of-Way routes or alternatives. Railroad also agrees to participate in any additional joint inspections that may be required for the purpose of detailing and developing solutions for problem areas.

     1.3 Route Plan. Prior to the preparation of detailed Construction Plans as contemplated in Section 1.7, Utility shall submit to Railroad a proposed Route Plan marked on Railroad Valuation Maps. Railroad shall review and, through its Engineer, approve or reject the proposed Route Plan. If rejected for reasons other than Railroad's plans to Abandon a Segment of the Railroad Corridor, Railroad shall cooperate with Utility to locate an alternative mutually acceptable route along Railroad's Rail Corridor to the extent available. Upon Railroad's approval of Utility's proposed Route Plan, such approved Route Plan shall be attached to this Agreement as Exhibit A-1, for the purpose, among other things, of defining the Designated Railroad Corridor.

     1.4 Planning and Design Phase. From and after the date of submission by Utility to Railroad of Utility's Route Plan, Utility and its designated employees, agents and representatives shall have the right to enter upon any portion of Rail Corridor shown on such Route Plan for a period of one hundred eighty (180) days for the purpose of surveying and inspecting the same, subject to all applicable notice, approval and other applicable requirements contained in this Agreement (the "Planning and Design Phase").

     1.5 Conditions of Right of Entry. All surveys or route inspections (or any other entry by Utility hereunder) shall be made upon reasonable advance notice to and at times satisfactory to Railroad, in a manner so as not to interfere with operations of Railroad, and shall be at the sole risk, cost and expense of Utility. Rights of entry shall not be unreasonably withheld or delayed.

     1.6 Construction Planning Schedule. Utility shall furnish to Railroad a proposed schedule of construction and installation (commencement and completion dates) on each portion of the Designated Rail Corridor to be utilized for Utility's System. Said schedule of construction shall be sufficient to allow the coordination of Railroad, Utility and construction personnel and operating train movements. Utility shall schedule installation and construction to avoid disruption of Railroad operations (including operation of freight and passenger trains. Utility may request Railroad to reschedule or divert trains, where possible, to minimize disruption of Utility's construction schedule, and, to the extent possible and practical, as solely determined by Railroad's Engineer, Railroad shall make such diversion or rescheduling. Utility further recognizes that regulations of the Federal Railroad Administration (FRA) may require "Slow Orders" to be issued by Railroad to trains operating in areas of Utility's construction, and that such "Slow Orders" may cause delays in train movements, including delays in movement of freight and passenger trains. Additional costs, expenses or losses to Railroad generated by any "Slow Order", rescheduling, delay or diversion (including detours or rerouting) resulting from any request of or actions or omissions of Utility, its employees, agents, contractors or subcontractors, or which results from any Fouling of Track(s), plus any damage to or destruction of Railroad's signals, tracks or other facilities resulting therefrom, shall be reimbursed by Utility.

     1.7 Construction Plans. Whenever Utility desires to install or construct any part or portion of its Facilities or System, including any structural attachments, within the Designated Rail Corridor, Utility shall submit written notice (the "Construction Notice") in two (2) signed counterparts, accompanied by four (4) copies of the relevant Construction Plans, to Railroad's Engineer for consent and approval of Railroad, which approval shall not be unreasonably withheld or delayed. Upon approval by Railroad, one (1) signed counterpart of the Construction Notice shall be returned by Railroad. Upon receipt of the signed counterpart of the construction Notice by Utility, the Construction Notice and the Construction Plans so approved shall be considered as being incorporated into and made a part of this Agreement for all purposes.

     1.8 Limited Scope of Approval. Railroad's right of approval of Construction Plans, and the location of Utility's Facilities and System, and the nature of Transmission Technology shall apply only to the extent that construction or use of Facilities, System or Transmission Technology may affect train or signal operations or the use of Railroad's Rail Corridor.

     1.9 Installation and Construction Phase. From and after the date of Railroad's approval of Utility's Construction Plans, as provided in Section 1.7, Utility, its employees, agents and/or contractors, shall have the right, for a period of one hundred eighty (180) days, to enter and construct and install Utility's Facilities and System on that Segment designated in the Construction Plans. Utility shall coordinate with, and secure advance written approval from Railroad's Engineer, for all access to track and Restricted Working Area of Rail Corridor, understanding that the operation of Railroad trains over any Rail Corridor shall have priority. Construction and installation shall also be in accordance with Fiber Optic Installation SOP (Standard Operating Procedure, MWI 1905-01, Issued 6/30/98), a copy of which is attached hereto as Exhibit M.

     1.10 As-Built Drawing. Within ninety (90) days after completion of construction and installation of each Segment of Utility's System, Utility shall furnish to Railroad an As-Built Drawing, referencing Railroad stationing, Valuation Maps and mileposts for such Segment, which, when approved by Railroad and as amended from time to time, shall be collectively attached hereto as Exhibit A-2.

     1.11 Maintenance and Operation Phase. Only after construction of each Segment of Utility's System and approval by Railroad's Engineer of the applicable As-Built Drawing, shall Utility, its employees, agents and/or contractors, be permitted operational and maintenance access to such Segment, in accordance with the provisions of this Agreement. With respect to each independent Segment, the period after the Planning and Design Phase but prior to the approval of the applicable As-Built Drawing is herein sometimes called the "Installation and Construction Phase" and the period after the approval of the As-Built Drawing is herein sometimes called the "Maintenance and Operation Phase."

     1.12 Reinstallation, Replacement and Removal. The provisions of this
Article 1 shall apply to any reinstallation, replacement or removal of any Facilities by Utility.

2.   SURVEYS AND RECORDS; COSTS.

     2.1 Railroad Maps and Surveys. Railroad shall, at Utility's cost and upon Utility's written request, furnish to Utility a copy of its current System Map, System Diagram Map and Valuation Maps for Segments identified in the Route Plan as System Segments. Railroad, however, shall not be deemed to have guaranteed the accuracy of any map, survey or related records made available to Utility.

     2.2  Utility Maps, Surveys and Records.

          (a) If Utility performs or contracts to perform formal surveys of the Rail Corridor, or any constructed Conduit Right-of-Way, Utility shall furnish Railroad, upon request, a copy thereof, at Utility's cost, subject to lawful limitations of survey contracts and applicable laws. Utility shall not be deemed to have guaranteed the accuracy of such surveys. If Utility is required or chooses to secure and/or file any surveys for any of its Facilities, Utility shall bear the total cost thereof.

          (b) Any copies or records made or data compiled by Utility relating to Railroad's Rail Corridor (including but not limited to: maps; plans; photos; video tapes; motion pictures; notes; survey data; cassette tapes and other types of records and measurements) shall become the sole property of Utility. However, subject to the document confidentiality provisions hereof, Utility shall provide such data or records to Railroad.

          (c) Utility shall, at its expense, furnish Railroad, annually, a map of Utility's Fiber Optic Communication System ("Fiber Optic System Map") depicting the location of Utility's Facilities and System on the Designated Rail Corridor and fiber count by Segment.

          (d)  Utility shall update its Fiber Optic System Map after each new

Segment is constructed, and shall include a copy of the relevant portion thereof with each As-Built Drawing required in Section 1.10.

3.   LOCATION OF UTILITY FACILITIES.

     3.1 Perimeter Location. Occupation by Utility of the Rail Corridor (including any portion that shall pass along or through an active operated Railroad yard, terminal or station) shall be confined where practical to the outer perimeter of the Rail Corridor, yard, etc. Minimum distance to the centerline of the nearest track shall be eleven feet (11') unless otherwise specifically agreed in writing by Railroad. The exact location and depth shall be determined on a case-by-case basis during the Planning and Design Phase for the Facilities.

     3.2 Railroad Tunnels. The installation of Cable in Railroad tunnels shall be avoided whenever possible, by the installation of Cable over Railroad tunnels within Railroad Rail Corridor. Where such installation over the tunnel is not reasonably possible, and after specific written approval by Railroad's Engineer, Cable shall be laid or installed within existing conduits or ducts, where available and in usable condition, or within suitable conduit (nonflammable, inert material pipe) installed by Utility on the floor level of the tunnel, at a point farthest away as practical from the nearest operated rail or track.

     3.3 Entrance into Tunnel or onto Bridge. Any entrance by Utility or its employees, agents or contractors into Railroad's tunnel, onto Railroad's bridge, or on Railroad's property adjacent to a bridge or tunnel for any purposes, shall be in accordance with the provisions of Article 12 of this Agreement.

4.   CONDUIT (INNERDUCT)/CABLE INSTALLATION AND CONSTRUCTION.

     4.1 Underground Installation. In all situations where reasonably possible, Conduit (Innerduct) or Cable shall be installed by Utility, or its contractor(s), underground, and in accordance with the "Specifications for Underground Cables Occupying Railroad Rail Corridor" attached hereto as Exhibit
E. Notwithstanding any contrary provisions contained in Exhibit E, the installation depths and limits of Cable or Conduit (Innerduct) shall be as follows:

          (a) Where Cable crosses underneath tracks, whether mainline, secondary or industrial, Cable must be installed in Conduit (Innerduct);

          (b) Cable to be installed within fifteen linear feet (15') of the centerline of any tracks, shall be installed in Conduit (Innerduct);

          (c) Conduit (Innerduct) installation is not required for Cable to be installed more than fifteen linear feet (15') from the centerline of any tracks;

          (d) The depth of Conduit (Innerduct) under tracks shall be no less than sixty inches (60") below the bottom of ties, for a length at least two linear feet (2') beyond the outer end of such ties;

          (e) Where on-rail plowing is authorized, as provided herein, Cable and/or Conduit (Innerduct) shall be installed at a depth of no less than forty-two inches (42") below ground surface;

          (f) Cable or Conduit (Innerduct) to be installed within twelve linear feet (12') of the centerline of the nearest track shall be at a depth of no less than forty-two inches (42") below ground surface;

          (g) Cable or Conduit (Innerduct) to be installed twelve linear feet (12') or more away from the centerline of the nearest track shall be installed at a depth of no less than thirty-six inches (36") below ground surface.

     4.2 On-Rail Plow. Subject to the sole discretion and approval of Railroad's Engineer for exact location of use, scheduling and utilization of an on-rail plow machine, Utility shall have the right to utilize such machine for construction purposes. If such use is approved, Railroad will provide all necessary work trains and crews at Utility's sole cost and expense to facilitate use of such machine. When within fifteen feet (15') of any signal wires, culverts, grade crossings or other Railroad facilities, Utility must cease all rail plow installation and (a) utilize only hand-trenching, behind (trackside of) any Railroad facilities or obstructions (signals, signal boxes, relay cases, etc.) which have wire or Cable connections to any track, and/or (b) place Utility Conduit (Innerduct) or Cable only to the front (fieldside) thereof. Utility shall pay for any repairs to signal wires, culverts, grade crossings or other Railroad facilities damaged by said plowing or trenching.

     4.3 Aerial Attachments. In situations where Utility determines that underground installations are not reasonably practicable, installations shall be by aerial attachments in accordance with the Association of American Railroads "Communications Manual Part 1-B-1, Paragraphs A through S" and "Specifications for the Construction of Railroad Communication Pole Lines, Section K", copies of which are attached hereto collectively as Exhibit F. Details of each aerial section of Cable shall be shown where appropriate as a part of the Construction Plans and As-Built Surveys furnished to Railroad for approval as required under this Agreement.

     4.4 Water Crossings. In the event that Utility elects to perform submarine Conduit (Innerduct) or Cable installation rather than installation by attachment to Railroad's existing pole lines or fixed or movable bridges, such submarine installation shall be performed by Utility or its contractor(s) at Utility's sole risk, cost and expense.

     4.5 Bridge Attachments. Attachment to all Railroad bridges, where attachment to an adjacent parallel pole line is not desired by Utility, shall be as prescribed in the "Specifications for the Attachment of Cables to Railroad Bridges", a copy of which is attached hereto as Exhibit G.

     4.6 Public Roadway Crossings. Cable or Conduit (Innerduct) crossing under public roadways shall be at a location and depth as required by any applicable federal, state or local laws, regulations or lawful orders. To the extent not pre-empted by such authorities, such installation shall also be in accordance with Exhibit E.

     4.7 Public Utility Crossings. Cable or Conduit (Innerduct) crossing over or under public utilities shall be located and installed in accordance with all applicable federal, state and local laws, regulations and lawful orders, and such lawful requirements as may be stipulated by any governmental agency (including operators of rail passenger services) or public authority. If in the conduct of any work, any changes or alterations in pipelines, sewers, drains, conduits, fences, power, signal or communication lines or other utility or Railroad facilities are necessary (either temporary or permanent) by reason of the foregoing or the requirements of Railroad, such changes shall be made or caused to be made solely by Utility at Utility's sole risk, cost and expense; provided, however, that costs and expenses for any such work, changes or alterations necessitated by any other third party shall be paid by such third party.

     4.8 Emergency Repair. Emergency Cable installation, maintenance or repair methods shall be as set forth in Exhibit H attached hereto.

                                    EXHIBIT C

                                      LEASE

     THIS LEASE, made as of this ____ day of ______________, ______, between CSX TRANSPORTATION, INC., a Virginia corporation, [as operator for New York Central Lines LLC, a Delaware limited liability company] whose address is 500 Water Street, Jacksonville, Florida 32202 ("Lessor"), and Pathnet Telecommunications, Inc., a Delaware corporation, whose address is 1015 31st Street N.W., Washington, D.C. 20007 ("Lessee"):

                                    RECITALS

     A. Lessor and Lessee have entered into those certain Fiber Optic Access and License Agreement and Right of Way Operating Agreement dated as of ____________________, as amended and supplemented from time to time by the parties (the "Base Agreement").

     B. The Base Agreement contemplates Lessee's use of certain land owned by Lessor for the placement of non-cable facilities including Repeater (Regen) Sites, or power or auxiliary power stations, or sites for construction facilities or temporary storage of materials and fuel for power stations.

     C. In order to implement the provisions of the Base Agreement, Lessor and Lessee desire to enter into this Lease for the premises described herein and on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the rental to be paid by Lessee and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lessor and Lessee hereby agree as follows:

1.   INCORPORATION OF RECITALS.

               The parties represent and acknowledge that the foregoing recitals are true and correct and are incorporated herein by this reference.

2.   DESCRIPTION OF PREMISES.

               Lessor does hereby lease unto Lessee that certain parcel of unimproved land (exclusive of tracks and roadbed) located and more particularly described or depicted on Exhibit "A" attached hereto and by this reference made a part hereof (the "Premises").

3.   CERTAIN DEFINITIONS.

     3.1 General Interpretive Principles. For purposes of this Lease, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the terms used herein include the plural as well as the singular,
(ii) the use of any gender herein shall be deemed to include the other gender,
(iii) the word "including" means "including, but not limited to," and (iv) the headings used herein shall not describe, interpret, define or limit the scope, extent or intent of any provision hereof.

     3.2       Definitions. Except as otherwise expressly defined in this
Article 3 or otherwise herein, the capitalized terms used in this Lease shall have the meanings set forth in the Base Agreement.

               3.2.1 "Lessee" shall mean Lessee as defined in the introductory paragraph of this Lease, any successor by merger, consolidation or reorganization, and its permitted assigns.

               3.2.2 "Lessor" shall mean Lessor as defined in the introductory paragraph of this Lease, any of its predecessor railroads, any successor by merger, consolidation or reorganization, and its permitted assigns.

               3.2.3 The term "damages" shall mean any and all damages, including, but not limited to, civil, criminal, compensatory, consequential, direct, indirect, treble, punitive, exemplary and special damages and all other damages and penalties of any kind available at law and/or in equity.

4.   PERMITTED USE.

     Lessee shall use and occupy the Premises in accordance with Section 21of the Base Agreement, and for no other purpose (the "Permitted Use").

5.   RENT.

     Lessee shall pay to Lessor, as base rent for the Premises, the sum of * DOLLARS ($*.00) per * payable * in advance from the date hereof for the duration of the Term ("Base Rent"). Lessee shall pay all real estate taxes levied against the Premises and the cost of any Lessee improvements placed on the Premises and all costs of or charges for water, sewage, electricity, heat and any other utilities furnished to the Premises. If any of the foregoing is paid by Lessor, Lessee shall reimburse Lessor, as additional rent, within thirty (30) days after presentation to Lessee of bills therefor ("Additional Rent"). The payment by Lessee of any sum in advance shall not create an irrevocable lease for the period for which the same is paid. Lessor reserves the right to periodically adjust the Base Rent any time after the expiration of twelve (12) months (and to adjust any adjusted rent thereafter), by giving notice of such adjustment to Lessee at least sixty (60) days prior to the effective date of such adjustment. Lessee's continued occupation of the Premises after such effective date shall be deemed an acceptance of such adjusted Base Rent.

6.   APPROVAL OF PLANS, TRACK CLEARANCE.

     Lessee, prior to placing any improvement on the Premises, shall submit plans to, and secure approval in writing of, Lessor, which such approval may be withheld in Lessor's sole discretion. Lessee shall not erect, place or allow to be erected or placed on the Premises any buildings, structures, fixtures or obstructions of any kind, either temporary or permanent, within twenty-five feet (25') of the centerline of the nearest track, unless Lessee obtains the prior written consent of Lessor, which may be withheld in Lessor's sole discretion; provided that the foregoing shall not be construed to permit any track clearance less than the minimum required by any applicable law, rule, order or regulation. Any approval by Lessor of any improvement or alteration made by Lessee, or failure of Lessor to object to any work done or material used, or the method of construction or installation, shall not be construed as an admission of responsibility by Lessor or as a waiver of any of Lessor's rights under this Lease.

7.   FIRE PREVENTION.

     Lessee shall cooperate with the Risk Management Department of Lessor and shall promptly comply with fire prevention measures requested by said Department. Lessee shall make no electrical installations or alterations in and to the improvements or electrical or other circuits (whether for power, light, heat or other purposes) now or hereafter located on the Premises, except by a duly licensed electrician, and shall make no installation of natural gas, propane, kerosene or other combustion fuel heating or cooling units, except by licensed heating or cooling contractor. No such alterations or installations shall be made without prior written approval of Lessor's Risk Management Department, which may be withheld in its sole discretion.

8.   PERMITS, ORDINANCES, REGULATIONS:

     8.1 Lessee, at Lessee's sole cost and expense, shall obtain any applicable permits and shall comply with all applicable permits, ordinances, rules, regulations, requirements and laws of any Governmental authority having jurisdiction over the Premises or the Permitted Use thereof or the placement or use of any improvements thereon, including but not limited to zoning, health, safety, building or environmental matters. Lessee shall supply Lessor with copies of all permits and letters or certificates of such authority's consent to and/or approval of Lessee's use of the Premises.

     8.2 Lessee shall further defend, indemnify and hold Lessor harmless from all losses, damages, costs of defense (including attorneys' fees) and costs of compliance relating to any ordinance, rule, regulation, law, citation, order or notice, any violation thereof, any penalty, levy, fine or assessments therefrom, including any penalty, levy, fine, assessment, compliance cost or remedial charge levied during the Term, or after termination of this Lease for events arising during this Lease.

9.   MAINTENANCE, REPAIRS AND COSTS.

     Lessee will not create or permit any nuisance in, on or about the Premises, and Lessee shall repair and maintain, at its sole cost and expense, the Premises and any improvements thereon, in a neat and clean condition to the reasonable satisfaction of Lessor.

10.  SERVICES, UTILITIES.

     Lessor will be under no obligation to furnish the Premises with water, gas, sewage, electricity, heat, or other services and supplies that may be necessary or desirable in connection with Lessee's use and occupancy of the Premises.

11.  ADJACENT AREAS.

     Except as provided in Article 12 hereof, Lessee shall not use any property of Lessor other than the Premises herein leased without first obtaining Lessor's prior written consent and complying with all requirements of Lessor applicable thereto, including payment of such charges, costs or fees as Lessor deems appropriate, in its sole discretion.

12.  INGRESS AND EGRESS.

     Lessee shall have the right to use, in common with Lessor and others authorized by Lessor, existing driveways or other property designated by Lessor as the means of ingress to and egress from the Premises. Lessor shall be under no obligation with respect to the condition or maintenance of said driveway(s) or other property, and Lessee's use of same shall be subject to all of the covenants, terms and conditions of this Lease.

13.  PIPE AND WIRE LINES.

     Lessor shall at all times have the right to maintain and/or construct, and to permit others to maintain and/or construct, overhead and/or underground pipe and/or wire lines now or hereafter installed upon or across the Premises, and to use, repair, renew, replace and remove the same.

14.  CLAIM OF TITLE.

     Lessee shall not at any time claim ownership of or any right, title or interest in or to the Premises, nor shall the exercise of this Lease for any length of time give rise to any right, title or interest in or to the Premises, other than the leasehold herein created.

15.  MECHANIC'S LIENS.

     Lessee shall promptly pay all debts incurred by, and shall promptly satisfy all liens of, its contractors, subcontractors, mechanics, laborers and material men in respect to any construction, alteration, maintenance or repair of, in or to the Premises, and any improvements thereon, and shall indemnify, defend and hold Lessor harmless from and against all losses, damages, penalties, fines and legal costs and charges, including attorneys' fees incurred, in any suit involving any lien, the enforcement or satisfaction thereof, or encumbrance caused by the same, with respect to the Premises or any part thereof or any improvements thereon. Further, Lessee shall have no authority to create any liens for labor or material on or against Lessor's or Lessee's interest in the Premises, and shall so specify in all contracts let by Lessee for any construction, erection, installation, alteration, maintenance or repair of the Premises or any improvement thereon.

16.  TERM, TERMINATION, BREACH, REMOVAL:

     16.1 The initial term of this Lease shall be one (1) year, and shall thereafter run year-to-year (the "Term"). This Lease may be terminated by either party for any reason and at any time upon not less than three (3) months' written notice. Notwithstanding the foregoing, in the event of a breach by Lessee of any covenant, term or condition of this Lease or of the Base Agreement, Lessor may, at its sole option, terminate this Lease immediately.

     16.2 Upon the expiration or earlier termination of this Lease, Lessee shall immediately vacate the Premises. Within ninety (90) days of the expiration or earlier termination of this Lease, Lessee, at its own risk, cost and expense, shall remove all improvements erected or used by Lessee on the Premises and shall restore the Premises to the functional and operational condition existing prior to the execution of this Lease. If within such ninety (90) day period, Lessee fails to remove such improvements and restore the Premises accordingly, Lessee shall be deemed to have abandoned its improvements in place, in which event such improvements shall become the property of Lessor, for purposes of resale, use or operation by Lessor in any manner and for any purpose Lessor deems appropriate, in its sole discretion; or Lessor may cause such removal and restoration to be performed and all costs incurred by Lessor in such removal and restoration, together with interest thereon at the highest non-usurious interest rate allowed by law, shall be due and payable by Lessee to Lessor upon written demand.

     16.3 The expiration or earlier termination of this Lease shall not release either party from any liability or obligation incurred prior to such expiration or termination nor terminate any right or obligation reasonably intended to have continuing validity hereunder.

17.  RELOCATION.

     Lessor shall have the sole and absolute right to require the relocation of the Premises, including any improvements thereon. The terms and conditions applicable thereto shall be as stated in the Base Agreement.

18.  LIABILITY, INDEMNITY.

     18.1 In addition to the indemnification obligations stated elsewhere herein, Lessee hereby releases Lessor, assumes responsibility for and shall defend, indemnify and hold Lessor harmless from and against all losses, damages, claims, fines, costs (including attorneys' fees) and expenses arising from or relating to:

          (a)  any breach of this Lease by Lessee,

          (b) any violation by Lessee of any law, rule, regulation, order, notice, ordinance or any other requirement of a public or governmental authority, including Lessee's failure to obtain any necessary approval, consent or permit,

          (c) any damage (including environmental damage) to the Premises, improvements or other property,

          (d) any bodily injury, including death, of any person, including, without limitation, the agents, employees, contractors, licensees, permittees and invitees of Lessor or Lessee and trespassers, which occurs on the Premises or relates to any action or omission on the Premises, and

          (e) any liability arising from or relating to the condition of the Premises, or Lessee's use or occupancy thereof or placement or use of any improvements thereon,

whether caused by the fault, failure or negligence of Lessee, Lessor or otherwise.

     18.2 Lessee agrees it shall not have and hereby completely and absolutely waives its right to any claim against Lessor for damages or any other legal or equitable relief on account of any deficiencies in Lessor's title to the Premises. Lessee shall indemnify and hold Lessor harmless from and against all claims, litigation and damages for trespass, slander of title, overburden of easement, or other claims arising out of or based upon Lessee's use or occupancy of the Premises or any placement or use of any improvements thereon.

     18.3 Nothing contained herein shall amend, alter, modify, abridge or affect the provisions of the Base Agreement relating to indemnification or the allocation of liability.

     18.4 The provisions of this Article 18 shall survive the expiration or earlier termination of this Lease.

19.  INSURANCE AND LIABILITY.

          Each and every policy of insurance required under the Base Agreement shall, prior to and during Lessee's use or occupancy of the Premises or any placement or use of any improvements thereon, be amended or modified to provide such coverage for Lessee's obligations hereunder, Lessee's use and occupancy of the Premises and Lessee's placement or use of improvements thereon. Lessee shall provide Lessor's Risk Management Department, 500 Water Street (J-907), Jacksonville, FL 32202 with certified copies, except that, in the case of the Railroad Protective Liability ("RPL") Policy, the original, of the insurance policies amended or modified in accordance herewith. If, in Lessor's sole opinion, higher limits of insurance coverage are necessary, Lessor shall so notify Lessee and Lessee shall, within thirty (30) days of receipt of such notice, provide to Lessor's Risk Management Department a certified copy (or the original for the RPL Policy) of the endorsement to the appropriate policy increasing the liability coverage to the required limit. The liability assumed by Lessee under this Lease, including, but not limited to, Lessee's indemnification obligations, shall not be limited to the insurance coverage stipulated herein.

20.  CONDEMNATION.

     Should the Premises or any part thereof be condemned, appropriated and/or acquired for public use, then Lessor, at its sole option, may terminate this Lease. No part of any damages or award shall belong to Lessee, except to the extent of any specific award from the governmental authority for improvements of Lessee. The Premises shall be valued as vacant land, without consideration of this Lease or Lessee's improvements on the Premises as an enhancement or detriment to said value. Improvements of Lessee not so condemned, appropriated and/or acquired shall be removed in accordance herewith.

21.  SUCCESSORS, ASSIGNS; NO TRANSFER, SUBLEASE OR ASSIGNMENT.

     21.1 The terms, covenants and provisions hereof shall inure to the benefit of and be binding upon the successors and assigns of Lessor and the successors and permitted assigns of Lessee.

     21.2 The foregoing notwithstanding, Lessee shall not transfer, assign, encumber or sublet this Lease or any part of the Premises or any rights or privileges herein granted, without the prior written consent of Lessor, which may be withheld in Lessor's sole discretion. The foregoing covenant shall also apply whether such sale or transfer is made voluntarily by Lessee or involuntarily in any proceeding at law or in equity to which Lessee may be a party whereby any of the rights, duties and obligations of Lessee shall be sold, transferred, conveyed, encumbered, abrogated or in any manner altered. Any sale, conveyance, transfer, assignment, sublease, abrogation or encumbrance of this Lease, all or any portion of the Premises or any of the rights and privileges hereunder in violation of this Article 21 shall be null and void and Lessor, at its sole option, may terminate this Lease.

22.  BANKRUPTCY RIGHTS.

     It is expressly understood and agreed that in the event of any assignment for the benefit of creditors, or in the event a petition in bankruptcy shall be filed by Lessee, or if Lessee shall be adjudged bankrupt or insolvent by any court, or if a trustee in bankruptcy or a receiver of Lessee or Lessee's property shall be appointed in any suit or proceeding brought by or against Lessee, and if at such time this Lease is in default by Lessee, then and in such event Lessor, at its sole option, may (i) immediately terminate this Lease, or
(ii) may request an election of affirmance or rejection of this Lease under
Section 365 of the Bankruptcy Act by giving Lessee or any such assignee, trustee, or receiver written notice of such demand for election. If Lessee, or such assignee, trustee or receiver, fails to elect affirmance and fails to furnish adequate assurances as to the payment of Lessee's existing and future indebtedness to Lessor and continued performance under the Lease, Lessee shall be deemed to have rejected the same. If Lessee or such assignee, trustee or receiver shall reject or be deemed to have rejected this Lease, this Lease shall be deemed immediately terminated. If Lessee or such assignee, trustee or receiver shall affirm this Lease, it shall thereupon be bound by all terms hereof, including, without limitation, the obligation to make payment of all sums then or thereafter due from Lessee hereunder.

23.  SEVERABILITY, GOVERNING LAW, WAIVER, NOTICES.

     23.1 Each and every separate division (paragraph, clause, item, term, condition, covenant or agreement) herein contained shall have independent and severable status from each other separate division, or combination thereof, for the determination of legality, so that if any separate division herein is determined to be unconstitutional, illegal, violative of trade or commerce, in contravention of public policy, void, voidable, invalid or unenforceable for any reason, that separate division shall be treated as a nullity, but such holding or determination shall have no effect upon the validity or enforceability of each and every other separate division herein contained, or any other combination thereof.

     23.2 This Lease shall be governed by the laws of the State in which the Premises are located. Nothing contained herein shall amend, alter, modify, abridge or affect the provisions of the Base Agreement relating to the parties' choice of governing law as to the rights and obligations contained therein.

     23.3 No waiver by Lessor of any breach of any covenant, condition or agreement herein contained shall operate as a permanent waiver of such covenant, condition, or agreement, or of any subsequent breach thereof. No payment by Lessee or receipt by Lessor of a lesser amount than the installments of rent or other sums due hereunder shall be deemed to be an acceptance thereof or a waiver of any of Lessor's rights hereunder or a discharge of any obligation of Lessee hereunder. Lessor shall have the right, in its sole discretion, to apply such payment to any indebtedness owing from Lessee to Lessor. No endorsement or statement on any payment or letter accompanying such payment shall be deemed an accord and satisfaction, and Lessor may accept such payment without prejudice to Lessor's right to recover any outstanding balance or to pursue any other remedy provided in this Lease. No re-entry by Lessor after a breach or termination shall be considered an acceptance of a surrender of the Premises unless specifically agreed to in writing by Lessor.

     23.4 All notices and communications required or permitted under or otherwise concerning this Lease shall be addressed to Lessor or to Lessee, as appropriate, at their respective addresses set forth herein, or at such other address as either party may designate in writing to the other party. Copies of any notices or communications required or permitted under Section 18 or 19 shall be provided to Lessor's Risk Management Department, 500 Water Street (J-907), Jacksonville, FL 32202.

24.  OTHER PROVISIONS.

     None

     IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed, in duplicate, as of the day and year first above written.

                                    "LESSOR"
                                    CSX TRANSPORTATION, INC.
                                    [as operator for New York Central Lines LLC, a Delaware limited liability company]

Witnesses:

____________________________        By:_________________________________
                                    Name:_______________________________
____________________________        Title:______________________________

                                    "LESSEE"
                                    PATHNET TELECOMMUNICATIONS, INC.
                                    Name:_______________________________
____________________________        Title:______________________________

                                   EXHIBIT D
                                   ---------

                                   [LOGO ART]

                 When working along the Rail Road Right of Way

Make sure you have all the other RR Tenants notified before digging. Long Distance Telecommunications Companies use RR ROW to route very small Fiber Optic Cables which carry huge volumes of Telecommunications traffic including:
Banking, Stock Markets, Point of Sale, 911, FAA and Government. Not to mention YOUR Family trying to call one another.

        LONG DISTANCE PHONE CO.

WORLDCOM                 1-800-248-0133
AT&T                     1-800-252-1133
MCI                      1-800-624-9675
SPRINT                   1-800-521-0579
QWEST                    1-800-283-1237
Interstate FiberNet      1-800-374-2350

           ONE-CALL CENTERS

Alabama                  1-800-292-8525
Connecticut              1-800-922-4455
DC                       1-800-257-7777
Delaware                 1-800-282-8555
Florida                  1-800-432-4770
Georgia                  1-800-282-7411
Illinois (Chicago)       1-312-744-7000
Illinois                 1-800-892-0123
Indiana                  1-800-382-5544
Kentucky                 1-800-752-6007
Louisiana                1-800-272-3020
Massachusetts            1-888-344-7233
Maryland                 1-800-257-7777
Maryland                 1-800-282-8555
Maine                    1-888-344-7233
Michigan                 1-800-482-7171
Mississippi              1-800-227-6477
North Carolina           1-800-632-4949
New Hampshire            1-888-344-7233
New Jersey               1-800-272-1000
New York City
 (Long Island)           1-800-272-4480
New York                 1-800-962-7962
Ohio                     1-800-362-2764
Pennsylvania             1-800-242-1776
Rhode Island             1-888-344-7233
South Carolina           1-800-922-0983
Tennessee                1-800-351-1111
Virginia (South)         1-800-552-7001
Virginia (North)         1-800-257-7777
Vermont                  1-888-344-7233
West Virginia            1-800-245-4848



                                      .48

                                    EXHIBIT G

                        SPECIFICATION FOR THE ATTACHMENT
                          OF CABLES TO RAILROAD BRIDGES

I.   AVOIDANCE OF ATTACHMENTS

     The cable system preferably should be so graded that it will be unnecessary to make attachments to railroad bridge structures.

II.  ATTACHMENTS TO FIXED BRIDGES

     Unless separate written approval of the Railroad's Chief Engineer has been obtained, cable will be encased in steel conduit, and attachments to steel bridges shall be made with devices that do not require the drilling or cutting of the bridge structure or the removal of rivets. Attachments to each individual bridge shall be in accordance with drawings prepared by or for Utility and approved by the Railroad. Typical attachment drawings may be prepared for those types of bridges whose design and construction lend themselves to repetition of attachment method and detail. However, the Railroad shall make final determination as to the applicability of any typical attachment drawings to an individual bridge.

III. ATTACHMENTS TO MOVABLE BRIDGES

     All attachments to movable bridges require separate written approval of the Railroad's Chief Engineer and will be made in accordance with requirements prescribed for that particular bridge by the Railroad.

IV.  TEMPORARY RELOCATION OF ATTACHMENTS

     Temporary relocation of cable systems attached to bridges will be made promptly and without cost to Railroad when necessary for Railroad to perform bridge maintenance. Notification will not be less than 30 days prior to date that relocation must be complete, except in case of emergency. The attachment requirements set forth by the Railroad will locate the attachment, to the extent possible, such that the occurrence of such temporary relocations will be minimized.

V.   NEW BRIDGES

     In the event that new railroad bridges are to be constructed along the right-of-way occupied by Utility and Utility desires to locate its cable facility on such bridges, provision for Utility cable will be incorporated into the bridge design. Costs of design, construction, and materials attributable solely to Utility's use of the structure, as well as costs of any temporary relocation of Utility's facilities during bridge construction, will be paid by Utility.

                                    EXHIBIT H

                        EMERGENCY AND DISASTER RESPONSES

In the event of an emergency or disaster which results in actual damage to Facilities or System or to Railroad's facilities or operations, or creates a situation wherein it is reasonably possible that such damage may occur, immediate contact shall be established between Railroad's Operations Center, and applicable division personnel, and Utility's Operation Center and applicable Area Representatives. Detailed procedures effectuating the above notification shall be mutually established.

Railroad and Utility will fully cooperate with each other and coordinate their efforts to jointly and severally restore operation of their respective rail and communication systems, with each being solely responsible for all costs incurred in repairing its own facilities. In the event such cooperation results in one party incurring costs that are for the benefit of the other (e.g., Railroad providing railroad equipment to Utility), such costs shall be subsequently fully reimbursed.

Utility will maintain emergency material and repair kits at various points throughout its System.

Railroad shall have the right to establish priorities for making repairs which impact upon rail operations, but shall permit Utility to move forward in making repairs to Utility's System or Facilities when to do so would not impair rail operations.

                                    EXHIBIT J

CSX TRANSPORTATION - EB2 PUBLICATION SCHEDULE OF LABOR OVERHEAD RATES USED FOR BILLING OUTSIDE PARTIES OTHER THAN GOVERNMENT AGENCIES AND RAILROADS

ITEM 1. SUMMARY OF LABOR SURCHARGES TO BE APPLIED TO DIRECT LABOR EFFECTIVE 1/1/97:

                                                                                                                          NON-
DESCRIPTION                            MOW              SIG            M OF E           TRANS           GOB/SS          CONTRACT
-----------                            ----             ---            ------           -----           ------          --------
Vacation and other                     8.35%            6.42%           7.59%           10.60%          12.82%            5.74%
Holiday                                3.97%            3.65%           3.87%            0.69%           3.46%            0.00%
RRUI                                  27.01%           26.48%          26.48%           24.76%          26.64%           18.46%
Suppl. Annuity Tax                     1.86%            1.64%           1.74%            1.60%           1.66%            0.00%
Suppl. Sick Ins.                       1.07%            0.88%           1.21%            0.00%           0.00%            0.00%
Health & Welfare                      16.13%           15.81%          16.01%           15.99%          16.70%            7.44%
Small tools                            2.00%            2.00%           0.00%            0.00%           0.00%            0.00%
Safety/Training                        4.00%            4.00%           4.00%            3.00%           0.00%            0.00%
Supervision                           67.10%           61.33%          32.23%           31.98%          19.32%            0.00%
Force Acct. Ins.                      23.00%           23.00%          23.00%           23.00%           0.00%            0.00%
Funded Pension                         0.00%            0.00%           0.00%            0.00%           0.00%            7.36%

Composite Rate                       154.49%          145.21%         116.13%          111.62%          80.60%           39.00%

* Other included sick leave, personal leave, jury duty, bereavement, compassionate leave.

Note: The rates above do not include the surcharge of 24.6% for Signal Shop
Labor

                                    EXHIBIT K

                 ARBITRATION OR MEDIATION RESOLUTION PROCEDURES

     A. In the event of any controversy, claim or dispute between Utility and Railroad referred to arbitration or mediation pursuant to this Agreement (hereinafter referred to as "Dispute"), the parties agree to use the procedure herein.

     B. The parties agree that the only circumstances in which a Dispute will not be subject to the provisions of this Exhibit are: (i) where a party makes a good faith determination that a breach of the terms of the Agreement by the other party will cause irreparable damage to the complaining party unless such breach is enjoined by a court of competent jurisdiction; or (ii) where one party has been made a party to a judicial proceeding, and the other party is an appropriate additional party to such proceeding. Breach of the Agreement will be deemed to cause irreparable damage if it is incapable of adequate redress if not promptly enjoined, so that a temporary or preliminary restraining order or other immediate injunctive relief is the only adequate remedy. If one party files a pleading seeking injunctive relief, and such pleading is challenged by the other party, and the injunctive relief sought is not awarded in substantial part, the party filing the pleading seeking immediate injunctive relief shall pay all the costs, attorneys' fees and expenses of the party successfully challenging the pleading.

          1. Notice of Arbitration or Mediation. If the parties have not succeeded in negotiating a resolution of a Dispute within thirty (30) business days following the Trigger Notice (which period may be extended by mutual agreement of the parties), arbitration or mediation shall be conducted as set forth below. The Trigger Notice shall specify in reasonable detail the nature of the Dispute and comply with the procedures set forth in Paragraph 2 or Paragraph 3.

          2. Arbitration Procedures. Arbitration shall be conducted in accordance with the then-current CPR Non-Administered Arbitration Rules (the "Rules"). The provisions of the Agreement shall control if they conflict with the Rules. Arbitration shall be before three (3) arbitrators. Each party shall appoint one (1) arbitrator within fifteen (15) business days following the commencement of the procedure by Trigger Notice above (which period may be extended by mutual agreement). Within fifteen (15) business days following their appointment, the two (2) arbitrators so selected shall appoint the third arbitrator, who shall serve as Chairman of the arbitration panel. The Chairman shall be an attorney at law admitted to practice in the United States and experienced in arbitration. The arbitrators shall determine issues of arbitrability in accordance with federal law, but may not limit, expand or otherwise modify the terms of the Agreement. Arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award may be entered by any court having jurisdiction thereof. In addition, the following shall apply with respect to any arbitration conducted pursuant to this
Appendix:

             (a) Costs/Fees. If either party submits a matter to arbitration, and provided that one of the parties prevails over the other, the arbitrators may award such prevailing party an amount equal to its reasonable attorneys' fees and expenses, experts' fees, and other reasonable costs and expenses that it has incurred in connection with the arbitration. Otherwise, each party shall be responsible for its own fees and expenses.

             (b) Remedies. Upon a showing of material breach of the Agreement, the arbitrators are empowered to award actual or compensatory damages, unless prohibited by applicable state law or the Agreement. The arbitrators may not award consequential, punitive or multiple damages; the parties expressly waiving any entitlement to such relief.

             (c) Location of Arbitration. The place of the arbitration shall be Jacksonville, Florida.

             (d) Confidentiality. The parties, their representatives, the arbitrators and any other participants in the arbitration shall treat all aspects of the arbitration as confidential, including but not limited to all documents, testimony, information or other things produced, inspected or otherwise made available in connection with the arbitration. Neither the parties nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to comply with applicable law or regulatory requirements. Before making any such disclosure, the party seeking disclosure shall give written notice to the other party, and shall afford such party a reasonable opportunity to protect its interests. In no event shall a disclosure necessary to comply with legal or regulatory requirements be deemed to waive the confidential nature of the disclosed information.

             (e) Discovery. The arbitrators shall permit and facilitate such discovery in accordance with Federal Rules of Evidence and Federal Rules of Civil Procedure, as they shall determine is appropriate under the circumstances, taking into account the needs of the parties, the relevance of the requested discovery to the matter in controversy and the desirability of making discovery expeditious and cost-effective. The parties agree that the following information shall not be subject to discovery in connection with the arbitration unless it is expressly authorized by the arbitrators upon a showing of substantial need by the party seeking discovery: (i) information relating to Railroad's agreements with any customers; (ii) information relating to Utility's cost structure, contribution or profits under third party usages allowed under the Agreement.

          3. Mediation Procedures. Mediation is a voluntary process in which a neutral third party, who lacks authority to impose a solution, helps participants reach their own agreement for resolving a dispute or transaction. Utility and Railroad agree to act in good faith negotiation, with the jointly appointed mediator, to reach an agreement, utilizing the following basic roles of the mediator in the Dispute resolution:

               - urging participants to agree to talk;
               - helping participants understand the mediation process;
               - carrying messages between parties;
               - helping participants agree upon an agenda;
               - setting an agenda;
               - providing a suitable environment for negotiation;
               - maintaining order;
               - helping participants understand the problem(s);
               - defusing unrealistic expectations;
               - helping participants develop their own proposals;
               - helping participants negotiate;
               - persuading participants to accept a particular solution.

             (a) Mediation shall be held in Jacksonville, Florida.

             (b) Each party shall be responsible for its own attorney fees, and costs (including exhibits, witness fees, etc.), and shall each pay one-half (1/2) of the Mediator's fee(s).

             (c) The mediator shall be jointly selected as follows:

                 (1) Railroad shall designate five (5) members from the listed panel of the U.S. District Court, Middle District of Florida as a Potential Mediation Panel;

                 (2) Utility shall select one (1) of such Panel as the mediator;

                 (3) If the selected mediator does not accept the mediation appointment, Utility shall designate an alternative, and continue until a selected mediator accepts the mediation appointment;

                 (4) If none of the Panel accepts the appointment, Utility shall designate a new Potential Mediation Panel of five (5) from the list in Paragraph 2.(b)(1), and Railroad shall select one (1) of such Panel, as in Paragraphs (2) and (3).

             (d) The form of the Agreement to Mediate shall be as follows:

                              AGREEMENT TO MEDIATE

          Railroad and Utility, through their respective counsel, stipulate that:

          1. The Dispute embodied in the Agreement stated is hereby submitted to mediation.

          2. The parties have selected _________________________ to be the mediator in this case.

          3. Parties agree to meet with the mediator at _________ on _________, and continue to engage in the mediation process thereafter, if appropriate, as agreed to by the parties.

          4. The mediator shall be paid an hourly fee of $__________, with said fee apportioned equally among the parties.

          5. The mediation shall be private, unless the parties and the mediator otherwise agree. No session shall be recorded, and there shall be no stenographic record maintained.

          6. Parties and counsel agree that the mediator's work product, case file and any communication made in the course of the mediation (other than the final signed Mediation Agreement) shall be confidential and not subject to disclosure in any subsequent judicial, administrative or private proceeding.

          7. Parties and counsel agree that any information, writings or disclosures made during the mediation process are governed by Rule 408 of the Federal Rules of Evidence, and shall not be admissible in any subsequent proceedings unless otherwise discoverable.

          8. Parties and counsel agree to participate fully in the mediation process and to do so in good faith.

          9. The mediator shall not be liable to any party for any act or omission in connection with the mediation conducted in this case.

          10. If possible, officers of the parties with full authority to settle the Dispute shall be present at the Mediation. Should officers of the parties, for whatever reason, not be present, counsel for each party agrees to attend the mediation and have full and immediate access to the person authorized to settle during the entire course of the mediation.

          11. An agreement shall be executed by the parties if the Dispute is resolved.

          12. The mediation shall commence at the offices of __________________, on ____________________, at ____________________.

     RAILROAD:  By:___________________________ Date:___________________________

     RAILROAD ATTORNEY:_______________________________________

     UTILITY:   By:___________________________ Date:___________________________

     UTILITY ATTORNEY:________________________________________

     Accepted by Mediator:____________________ Date:___________________________

    4. Modification. These procedures may be modified by the parties hereto without necessity of amending the Agreement.

                                    EXHIBIT L

                    AUTHORIZATION FOR FIBER OPTIC CABLE WORK

       FOR __________________________________________________ ("UTILITY")

CSX TRANSPORTATION, INC.
EXPENDITURES BILLING - J686
6735 Southpoint Drive, S
Jacksonville, FL 32216-6177

ATTENTION: GAIL A. LYCETT
(904) 279-6667 - FAX

THIS NOTICE CONFIRMS UTILITY'S AUTHORIZATION FOR FIBER OPTIC CABLE MAINTENANCE OR EMERGENCY REPAIRS ON CSXT RIGHT-OF-WAY.

CSXT COST COLLECTION NUMBER (OSP):______________________________________________

EFFECTIVE DATE:_________________________________________________________________

LOCATION (S): CITY_____________________________________________  STATE__________

MILEPOST (S):___________________________________________________________________

UTILITY'S PROJECT NUMBER:_______________________________________________________

WORK DESCRIPTION:_______________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

________________________________________________________________________________

BEGINNING/ENDING DATES:  1.  START________________________________________

                         2.  END  ________________________________________

IF YOU HAVE ANY ADDITIONAL QUESTIONS, PLEASE CALL      _________________________

                                          Utility Representative's Phone Number)

               APPROVED:

               _________________________________  ______________________________
               NAME                               TITLE

CC:  L. L. GALBREATH - CSXT (904)245-1030FAX